                                                   Indiantown Cogeneration, L.P.

                                                      Document Control No. 3637
                                                                  File No. 6.7.7

June 30, 1995

Gene Holdaway
Costain Coal, Inc.
249 E. Main Street
Lexington, Kentucky 40507

Re: Ash Disposal

Dear Gene:

Pursuant to the Coal Purchase Agreement, dated as of August 4, 1992, between Indiantown Cogeneration, L.P. ("ICL") and Costain Coal, Inc. ("Costain"), as amended and supplemented (the "Coal Purchase Agreement"), Costain is obligated to remove and dispose of ash from ICL's cogeneration facility (the "Facility") during the start-up period. Costain and ICL have discussed this obligation and have agreed to proceed as follows:

1. Commencing on the date hereof and continuing until terminated pursuant to paragraph 6, ICL shall have the right, but not the obligation, to arrange for, and effect, the disposal of all bottom ash/pyrites produced by the Facility at a disposal site other than as contemplated by the Coal Purchase Agreement.

2. Costain agrees that any action ICL may take pursuant to Paragraph 1 hereof will be in lieu of Costain's performance of such services under the Coal Purchase Agreement.

3. Costain hereby waives any claims, fees, actions, and demands whatsoever which Costain, its successors, assigns or heirs, could or may have against ICL under the Coal Purchase Agreement (including, but not limited to, Section 10.8 thereof), or otherwise as a result of ICL's actions pursuant to Paragraph 1 hereof.

4. ICL hereby waives any claim which ICL, its successors, assigns or heirs, could or may have against Costain under the Coal Purchase Agreement or otherwise for incremental costs incurred as a result of ICL's actions pursuant to Paragraph 1 hereof.


                               [GRAPHIC OMITTED]

Doing business in Florida as Indiantown Cogeneration, L.P. Limited Partnership

June 30, 1995
Page 2

5. Costain acknowledges that this letter agreement in no way diminishes its obligations under the Coal Purchase Agreement, including the transportation and disposal of bottom ash/pyrites that is not disposed of pursuant to Paragraph 1 hereof.

6. Either Costain or ICL may terminate this letter agreement upon seven (7) days' written notice.

7. The Coal Purchase Agreement in all other respects remains in full force and effect.

Please indicate your acceptance of the terms and conditions contained herein by executing a copy of this letter agreement in the space provided below.

                                     INDIANTOWN COGENERATION, L.P.

                                     By: /s/ Joseph P. Kearney
                                         ----------------------------
                                     Name:
                                          ---------------------------
                                     Title:
                                           --------------------------

Accepted and Agreed,
COSTAIN COAL, INC.

By: /s/ Eugene C. Holdaway
    ---------------------------
Name:     Eugene C. Holdaway
     --------------------------
Title: VP -- Sales & Marketing
      -------------------------

                   AMENDMENT NO. 2 TO COAL PURCHASE AGREEMENT
                                    BETWEEN
                               COSTAIN COAL INC.
                                      AND
                         INDIANTOWN COGENERATION, L.P.

            This Amendment No. 2 to Coal Purchase Agreement ("Amendment No. 2") is made and entered into as of April 19, 1995 by and between COSTAIN COAL INC., a Delaware Corporation ("Seller") and INDIANTOWN COGENERATION, L.P., a Delaware limited partnership ("Buyer").

                                   RECITALS:

            WHEREAS, Seller and Buyer have entered into a Coal Purchase Agreement (the "Agreement") dated as of August 4,1992, as amended as of September 30, 1992, which provides for, among other things, the supply and sale of coal by Seller to Buyer and the removal, transportation and disposal by Seller of ash residue from the Facility;

            WHEREAS, Buyer and Seller desire to amend the Agreement as set forth in this Amendment No. 2;

            NOW, THEREFORE, in consideration of the premises and mutual agreements and covenants contained in this Amendment No. 2 and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree that the Agreement is hereby amended as follows:

            Section 1. Definitions. Capitalized terms used but not defined in this Amendment No. 2 have the respective meanings given to them in the Agreement.

            Section 2. Amendment of Exhibit 3.2. All references to Elkhorn #54, Eagle Land (Area 8) and Buchannon Land (Area 1 & 2) and to the Seam and Recoverable Coal Tons (1,000) for the three referenced leases as currently set forth in Exhibit 3.2 are hereby deleted and the following substituted therefore:

(Various Leases Shown                    (Various Leases Shown
   on Attached Map)                          on Attached Map)

Seams                                        Seams
-----                                        -----
Clarion                                      Elkhorn #2
Broas #3
Broas #2
Broas #1
Peach Orchard
Upper Hazard
Middle Hazard
Lower Hazard
     Subtotal                              Subtotal
             ---------                               ---------
             4,635,056                               6,175,000


       Section 3. Balance of Agreement Unamended. The Agreement shall in all other respects remain unamended.

       IN WITNESS WHEREOF, the parties have executed this Amendment No. 2 by their respective duly-authorized officers as of the date first stated above.

                                     Seller:

                                     COSTAIN COAL INC.

                                     By:  /s/ Eugene C. Holdaway
                                          ---------------------------------
                                     Its: Vice President
                                          ---------------------------------

                                     Buyer:

                                     INDIANTOWN COGENERATION, L.P.

                                     By:  /s/ P. Chrisman Iribe
                                          ---------------------------------
                                     Its: P. Chrisman Iribe
                                          Senior Vice President
                                          ---------------------------------

                                 ---------------
                                    EXHIBIT 4

                                 MAP OF ORR AREA
                                 ---------------

                                  [MAP OMITTED]

                               Chapperal Reserves

                                 [MAP OMITTED]

                   AMENDMENT NO. 1 TO COAL PURCHASE AGREEMENT

                                    BETWEEN

                               COSTAIN COAL INC.

                                      AND

                         INDIANTOWN COGENERATION, L.P.

      This Amendment No. 1 to Coal Purchase Agreement ("Amendment No. 1") is made and entered into as of September 30, 1992 by and between COSTAIN COAL INC., a Delaware corporation ("Seller"), and INDIANTOWN COGENERATION, L.P., a Delaware limited partnership ("Buyer").

                                   RECITALS:

      WHEREAS, Seller and Buyer have entered into a Coal Purchase Agreement (the "CPA") dated as of August 4, 1992 which provides for, among other things, the supply and sale of coal by Seller to Buyer and the removal, transportation and disposal by Seller of ash residue from the Facility; and

      WHEREAS, Buyer and Seller desire to amend the Coal Purchase Agreement, as set forth in this Amendment No. 1;

      NOW, THEREFORE, in consideration of the premises and mutual agreements and covenants contained in this Amendment No. 1 and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree that the Coal Purchase Agreement is hereby amended as follows:

      ss. 1. Definitions. Capitalized terms used but not defined in this Amendment No. 1 have the respective meanings given to them in the Coal Purchase Agreement.

      ss. 2. Amendment of CPA ss. 2.4. ss. 2.4 of the CPA is hereby amended by deleting ss. 2.4(d) in its entirety and renumbering ss. 2.4(e) as ss. 2.4(d).

      ss. 3. Amendment of CPA ss. 3.2. (a) The final sentence of ss. 3.2 of the CPA is hereby amended by deleting the words "provided, however" and replacing those words with the words "it being expressly understood that"; and by adding the following words:

                              "and the purchaser"

between the words "party" and "is."

            (b) Replacement Exhibit 3.2. The original Exhibit 3.2 is replaced with Exhibit 3.2 attached to this Amendment.

      ss. 4. Amendment of CPA ss. 6.5(b). The first five sentences of ss. 6.5(b) of the CPA are deleted and replaced with the following:

            "In the event ICL reasonably determines that the quality of coal delivered hereunder is the primary cause of an operating problem at the Facility because such coal quality is outside the range of specifications set forth in Exhibit 6.5(b) hereto, ICL and Seller shall promptly meet to discuss possible remedies to such operating problem. The term "operating problem" as used herein shall include, but is not limited to, problems experienced by ICL in complying with the terms, conditions or provisions of any permit applicable to the Facility ("a permit problem"). As soon as is practicable Seller shall inform ICL

      (i) whether in order to remedy the operating problem it would be capable of delivering coal from the Primary Source that meets the specifications in Exhibit 6.5(b) by altering its operating or other procedures, and if not thus capable of delivering from the Primary Source then from other sources that will meet the specifications in Exhibit 6.5(b) and (ii) if so, the additional reasonable expenses it would incur in making such alterations or use of such other sources (which might include but not be limited to additional expenses for ash disposal). Within 30 days of receiving such information, ICL may at its option agree to adjust the price provisions in Article VII to fully compensate Seller for such expenses, in which event Seller shall to the extent it is capable proceed to deliver coal meeting such specifications. If Seller is not capable of delivering such coal by making such alterations, or ICL does not agree to adjust the price provisions, ICL will take other economically reasonable steps to eliminate the operating problems, and, if there are none to be taken, then ICL will take reasonable steps to seek amendment of its Permits (if in its reasonable judgment taking such steps cannot be expected to have an adverse effect on the Facility or its operations). If and when the "operating problem" includes a "permit problem" primarily caused by the coal quality being outside the range of specifications set forth in Exhibit 6.5(b), ICL may suspend its purchases of coal hereunder until the earlier of (i) such time as any of the aforesaid results in a remedy to the permit problem and (ii) a period of 90 days, which period may be extended by mutually reasonable agreement. If none of the aforesaid results in a remedy to the operating problem, or if Seller and ICL are unable to agree on the terms relating to the supply of coal from other sources which will eliminate the operating problem, ICL may terminate this Agreement upon 30 days written notice to Seller, as its exclusive remedy with respect to the matters referred to in this Section 6.5(b)."

      ss. 5. Amendment of CPA ss. 10.4. (a) Clause (ii) in subsection (c) of ss.
10.4 of the CPA is hereby amended by
deleting the period at the end thereof and inserting thereafter the following:

      ", except for the addition of lime, ammonia and waste water from the combustion process."

      ss. 5A. Amendment of CPA ss. 8.3. The phrase "OS" at the end of the definitions of "CF" in the formula set forth in ss. 8.3 of the CPA is replaced with the phrase "GS."

      ss. 6. Amendment of CPA ss. 10.7. Section 10.7 of the CPA is hereby amended by adding the following sentence at the end thereof:

      "Seller agrees that it will endeavor but not be obligated to find ways to recycle and/or market Ash Residue as contemplated by this Section."

      ss. 7. Amendment of CPA ss. 13.5. Clause (ii) in subsection (c) of ss.
13.5 of the CPA is hereby amended by deleting the period at the end thereof and inserting thereafter the following:

      ", except for the addition of lime, ammonia and waste water from the combustion process."

      ss. 8. Amendment of CPA ss. 13.8. ss. 13.8 of the CPA is hereby amended by adding the following sentence at the end thereof:

      "Seller agrees that it will endeavor but not be obligated to find ways to recycle and/or market Ash Residue as contemplated by this Section."

      ss. 9. Amendment of CPA ss. 13.17. ss. 13.17 of the CPA is hereby amended by adding as a last sentence thereto the following:

            Any disposition (other than the grant of a security interest) of the Pelletizing Facility or any substantial part thereof shall be subject to ICL's following right of first refusal. If Seller wishes to make any such disposition, it shall first offer the subject property to ICL in a notice stating the material terms of such offer, and ICL shall have 60 days within which to accept the subject offer, and if ICL exercises such right Seller and ICL shall consummate the transaction within 120 days of the initial notice to ICL of the offer's material terms. If ICL does not exercise such right within such 60-day period, then Seller shall have the unrestricted right to offer or dispose of the subject property to any third party during such 120-day period; provided that such other offer or disposition is not on terms more favorable to such third party than those offered to ICL. Seller shall use its best efforts (to the extent within its control) to assure that any lien imposed upon the Pelletizing Facility or any part thereof, and any disposition resulting from the exercise of remedies with regard to such liens, shall be subject to ICL's right of first refusal described in this Section 13.17.

      ss. 10. Amendment of CPA ss. 21.5. ss. 21.5 of the CPA is amended by deleting "Delaware" and inserting in place thereof "Kentucky".

      ss. 11. New CPA ss. 7.8. In the event that the Florida Public Service Commission does not approve Amendment No. 2 to the Agreement for the Purchase of Firm Capacity and Energy between Indiantown Cogeneration, L.P. and Florida Power & Light Company, a new ss. 7.8 will be added to the CPA to read as follows:

            "Section 7.8 Market Price Reopener.

                  (a) In addition to the market price reopener provisions the effects of which are reflected in the provisions of Sections 7.1 through 7.7 of this Agreement, it is agreed that every five years ICL will collect available FERC data for Comparable Quality Coal bid to Florida Utilities for contracts with a term of not less than fifteen years. In the event three or more bona-fide bids are identified on a good faith basis, the three lowest bids (FOB mine price) will be averaged and compared to the then Current Coal Price payable to Seller pursuant to this Agreement. If the difference calculated pursuant to the immediately preceding sentence is greater or less than 5%, the then Current Coal Price paid to Seller will be increased or decreased (as the case may be) by 10% of such difference.

                  (b) The maximum Adjustment for any five year reopener period pursuant to Section 7.8(a) shall be +/- 1% of the then Current Coal Price paid to Seller.

                  (c) For purposes of this Section 7.8, "Comparable Quality
            Coal" shall mean coal with the following characteristics:

                  12,500 btu/lb
                  1.6 1bSO2/mm btu
                  9% Ash
                  Appalachian Source
                  CSX Rail Origin
                  Non Union Production

                  (d) It is recited for the avoidance of doubt that this Section
            7.8 shall be in effect only if the condition stated in the first sentence of this Section of this Amendment No. 1 is not met.

      ss. 12. Amendment of CPA ss. 18.2(b). ss. 18.2(b) of the CPA is hereby amended by inserting a period (i.e., ".") after the words "Consent of ICL" in the seventh line of that section and deleting all of the words following that period.

      ss. 13. Amendment of CPA ss. 18.3(c). ss. 18.3(c) of the CPA is hereby amended by moving the figure (i) from its present location in the third line to the location immediately following the words "provided that" and by deleting all clauses (ii) and (iii) and the figure
(iv) and replacing them with the following:

            "(ii) the FPL Power Purchase Agreement between FPL and ICL shall have been contemporaneously assigned to the proposed Assignee in accordance in all respects with ss. 2 of the Consent to Assignment of FPL dated as of September 30, 1992 and ss.ss. 21.3 and 24.1 of the FPL Power Purchase Agreement, (iii) all then-existing defaults of ICL under this Agreement shall have been remedied in all material respects, and (iv) the proposed Assignee".

      ss. 14. Amendment of CPA Exhibit 6.1. The figure in column 2 of Exhibit
6.1 opposite the reference to Ash Fusion is changed from "2,600" to "2,400."

      IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 by their respective duly-authorized officers as of the date first stated above.

                                     Seller:

                                     COSTAIN COAL INC.

                                     By:  /s/ John C. Wilson
                                          ---------------------------------
                                     Its: Vice President
                                          ---------------------------------

                                     Buyer:

                                     INDIANTOWN COGENERATION, L.P.

                                     By:  /s/ J.R. Cooper
                                          ---------------------------------
                                     Its: Vice President
                                          ---------------------------------

                                   EXHIBIT 3.2

                     Description of Dedicated Coal Reserves

                                                                Recoverable Coal
    Lease                         Seam                             Tons (1,000)
----------------               -----------                      ----------------
    Leslie                     Elkhorn #2
                               Elkhorn #3
                               Fireclay
                                 Subtotal
                                                                    ------------
                                                                       2,800,000
    Waddington                 Elkhorn #2
                               Elkhorn #3
                               Fireclay
                                 Subtotal
                                                                    ------------
                                                                       6,000,000
    Beusy                      Elkhorn #2
                               Elkhorn #3
                               Fireclay
                                 Subtotal
                                                                    ------------
                                                                      12,000,000
    Elkhorn #631               Elkhorn #3
                               Fireclay
                                 Subtotal
                                                                    ------------
                                                                       4,500,000
    Elkhorn #642               Haddix
                               L. Peach Orchard
                               H. Peach Orchard
                               U. Peach Orchard
                                 Subtotal
                                                                    ------------
                                                                       1,000,000
    Elkhorn #54                Peach Orchard
                               L. Broas
                               U. Broas
                                 Subtotal
                                                                    ------------
                                                                       5,000,000
    Eagle Land                 U. Cedar Grove
     (Area  8)                 L. Cedar Grove
                               Williamson
                               Hernshaw
                               Chilton
                               Winifrede
                               Coalburg
                                 Subtotal
                                                                    ------------
                                                                      2,281,270
    Buchannon Land             Peerless
      (Area 1 & 2)             No. 2 Gas
                               UCC
                               Powerton
                               Eagle A
                               Eagle
                                 Subtotal
                                                                    ------------
                                                                       3,999,755

    Total Dedicated Reserves                                          37,581,025


                                                                  Execution Copy

                             COAL PURCHASE AGREEMENT

                                     Between

                           COSTAIN COAL INC. (Seller)

                                       and

                      INDIANTOWN COGENERATION, L.P. (ICL)

                                       for

                         Indiantown Cogeneration Project
                               Indiantown, Florida

                              Dated August 4, 1992

                              TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I -- DEFINED TERMS ................................................   2
       1.1    Calendar Periods ............................................   3
       1.2    Singular and Plural .........................................   3
       1.3    Sections of the Agreement ...................................   3
       1.4    Terms of Art ................................................   3
       1.5    Certain Defined Terms .......................................   4

ARTICLE II -- TERM; COMMENCEMENT OF DELIVERIES AND CONDITIONS PRECEDENT ...   7
       2.1    Term ........................................................   7
       2.2    [Not used] ..................................................   7
       2.3    Commencement of Deliveries ..................................   7
       2.4    Conditions Precedent of ICL .................................   8
       2.5    ICL's Right to Terminate ....................................   9
       2.6    Seller's Right To Terminate .................................   9
       2.7    ICL's Obligation to Construct ...............................   9

ARTICLE III -- SOURCE OF COAL .............................................   9
       3.1    Source ......................................................   9
       3.2    Dedication of Coal ..........................................  10
       3.3    Substitution ................................................  11
       3.4    ICL's Right to Purchase Replacement Coal ....................  12

ARTICLE IV -- QUANTITY, ESTIMATES AND ORDERS ..............................  13
       4.1    Coal Requirements ...........................................  13
       4.2    Estimates of Requirements ...................................  13
       4.3    Monthly Orders ..............................................  14
       4.4    First Delivery of Coal ......................................  14
       4.5    Stockpiles ..................................................  15

ARTICLE V -- POINT OF DELIVERY; METHOD OF DELIVERY ........................  15
       5.1    Point of Delivery ...........................................  15
       5.2    Method of Delivery ..........................................  15
       5.3    [Not used] ..................................................  16
       5.4    Notices of Shipments ........................................  16

ARTICLE VI -- QUALITY .....................................................  17
       6.1    General Quality Provisions ..................................  17
       6.2    [Not used] ..................................................  17
       6.3    Rejection of Coal ...........................................  17
       6.4    Suspension of Shipments .....................................  18
       6.5    Coal Handling or Operating Problems .........................  19
       6.6    Corrective Actions ..........................................  21

ARTICLE VII -- PRICE FOR COAL .............................................  22
       7.1    Phase 2 Base Coal Price .....................................  22
       7.2    Phase 2 Base Mine Price .....................................  22
       7.3    Current Coal Price During Phase 2 ...........................  23


       7.4    Calculation of Current Mine Price
                  During Phase 2 ..........................................  23
       7.5    Calculation of the Current Transportation Price .............  26
       7.6    Substitute Method of Calculating the Current
                 Mine Price ...............................................  27
       7.7    Intent of the Parties .......................................  27

ARTICLE VIII -- PREMIUMS AND PENALTIES FOR VARIATIONS IN QUALITY ..........  28
       8.1    Premiums and Penalties for Calorific Value ..................  28
       8.2    Premiums and Penalties for Ash ..............................  28
       8.3    Premiums and Penalties for SO(2).............................  29

ARTICLE IX -- BILLING AND PAYMENT .........................................  30
       9.1    Billing .....................................................  30
       9.2    Payment .....................................................  31
       9.3    Disputed Invoices ...........................................  31
       9.4    Records of Seller ...........................................  31

ARTICLE X -- DISPOSAL OF ASH RESIDUE (NON-PELLETIZED) .....................  32
       10.1   Election of Seller ..........................................  32
       10.2   Disposal of Ash Residue .....................................  33
       10.3   Quantity and Removal Schedules ..............................  33
       10.4   Quality of Ash Residue ......................................  34
       10.5   Ash Disposal Site ...........................................  34
       10.6   Loading, Weighing and Transportation of Ash
                Residue ...................................................  35
       10.7   Seller's Right to Utilize Alternative Ash
                Residue Disposal Methods ..................................  36
       10.8   Ash Residue Disposal Fee ....................................  37
       10.9   Provisions Regarding PD Cars ................................  37
       10.10  Permits For Ash Disposal Site ...............................  38
       10.11  Ash Residue From Replacement Coal ...........................  39
       10.12  Failure of Seller to Dispose of Ash Residue .................  40
       10.13  Title and Risk of Loss ......................................  41
       10.14  Hazardous Ash Residue .......................................  41
       10.15  Noncomplying Ash Residue other than
                Hazardous Ash Residue .....................................  42
       10.16  Governmental Impositions ....................................  42

ARTICLE XI -- WEIGHING, SAMPLING AND ANALYSIS .............................  43
       11.1   Weighing ....................................................  43
       11.2   Sampling ....................................................  44
       11.3   Analysis ....................................................  44
       11.4   Independent Laboratory ......................................  45

ARTICLE XII -- FORCE MAJEURE ..............................................  46
       12.1   Definition of Force Majeure .................................  46
       12.2   Consequence of Force Majeure ................................  47
       12.3   Events Beyond Control of a Party ............................  47
       12.4   Substitute Coal Obligation of Seller ........................  48


ARTICLE XIII -- DISPOSAL OF PELLETIZED ASH ................................  49
       13.1   Election of Seller ..........................................  49
       13.2   Ash Pelletizing Facility ....................................  50
       13.3   Pelletizing, Transportation, and Disposal
                Obligation ................................................  50
       13.4   Quantity and Removal Schedules ..............................  51
       13.5   Quality of Ash Residue ......................................  52
       13.6   Ash Disposal Site ...........................................  52
       13.7   Pelletizing, Storage and Weighing ...........................  53
       13.8   Seller's Right To Utilize Alternative Ash
                Residue Disposal Methods ..................................  54
       13.9   Ash Residue Disposal Fee ....................................  55
       13.10  Permits For Ash Residue Disposal Site .......................  55
       13.11  Ash Residue From Replacement Coal ...........................  57
       13.12  Damages for Failure of Seller to Pelletize,
                Transport and Dispose of Ash Residue ......................  58
       13.13  Title and Risk of Loss ......................................  58
       13.14  Hazardous Ash Residue .......................................  59
       13.15  Noncomplying Ash Residue other than Hazardous
                Ash Residue ...............................................  59
       13.16  Governmental Impositions ....................................  60
       13.17  Seller's Right to Subcontract the Pelletizing
                Facility ..................................................  61
       13.18  ICL's Option to Acquire the Pelletizing Facility ............  61

ARTICLE XIV -- DEFAULT AND REMEDIES .......................................  62
       14.1   Events of Default ...........................................  62
       14.2   Remedies for Default ........................................  63
       14.3   Other Defaults and Remedies .................................  64
       14.4   Disclaimer of Certain Damages ...............................  65
       14.5   Limitation of Liability .....................................  65
       14.6   Waiver of Default ...........................................  65
       14.7   Cumulative Remedies .........................................  65

ARTICLE XV -- REPRESENTATIONS, WARRANTIES AND COVENANTS ...................  66
       15.1   Seller's Representations and Warranties .....................  66
       15.2   Representations and Warranties of ICL .......................  66
       15.3   Exclusions of Warranties ....................................  68
       15.4   Special Covenants of Seller .................................  68
       15.5   Covenants of Good Faith .....................................  68

ARTICLE XVI -- INDEMNIFICATION ............................................  69
       16.1   Seller Indemnity ............................................  69
       16.2   ICL Indemnity ...............................................  69
       16.3   Effect of Indemnification ...................................  70
       16.4   Notice and Legal Defense ....................................  70
       16.5   Failure to Defend Claim .....................................  71
       16.6   Joint Cause .................................................  71
       16.7   Survival ....................................................  72

ARTICLE XVII -- NOTICES ...................................................  72
       17.1   Notices .....................................................  72


ARTICLE XVIII --  ASSIGNMENT ..............................................  73
       18.1   General .....................................................  73
       18.2   Seller's Right to Assign ....................................  73
       18.3   ICL's Right to Assign .......................................  74
       18.4   Curing of Prior Defaults ....................................  78

ARTICLE XIX -- INSURANCE ..................................................  79
       19.1   Seller Coverages ............................................  79
       19.2   Certificates ................................................  80
       19.3   Required ICL Insurance Coverages ............................  80

ARTICLE XX -- DISPUTE RESOLUTION ..........................................  80
       20.1   Negotiations to Resolve Disputes ............................  80
       20.2   Arbitration .................................................  80
       20.3   Appointment of Arbitrators ..................................  81
       20.4   Conclusion of Arbitration Proceedings .......................  81

ARTICLE XXI --  MISCELLANEOUS PROVISIONS ..................................  82
       21.1   Rounding ....................................................  82
       21.2   Consequences of Termination .................................  82
       21.3   Amendments; Waiver ..........................................  83
       21.4   Severability ................................................  83
       21.5   Governing Law ...............................................  83
       21.6   Independent Contractor; No Partnership ......................  83
       21.7   Captions, Exhibits and the Table of Contents ................  84
       21.8   Entire Agreement ............................................  84
       21.9   Counterparts ................................................  84
       21.10  Confidentiality .............................................  84
       21.11  Attorney Fees ...............................................  85
       21.12  Further Assurances ..........................................  85


                               TABLE OF EXHIBITS


Exhibit
Number                            Description
------                            -----------
 1.5        Description of the Facility

 2.4(d) Amendment to Appendix I of the Power Purchase Agreement between ICL and FP&L

 3.1        Source of Coal

 3.2        Description of Dedicated Coal Reserves

 5.1        Map Showing the Facility, Tracks, Unloading Area, Holding Area for
            Empty Cars, etc.

 6.1        Coal Quality Specifications

 6.5(b)     Handling and Operating Specifications of the Coal

 7.2(a)     Example of calculation of Phase 1 Spot Price FOB mine

 7.2(b)     Example of calculation of Phase 2 Base Mine Price

 7.4        Example of calculation of Current Mine Price

10.4        Ash Residue Chemical Composition and Handling Characteristics

10.5        Description of Dry Ash Residue Disposal Sites and Services

11.3        Seller's Procedure for Sampling and Analysis

13.5        Ash Residue Chemical Composition and Handling Characteristics

13.6        Description of Pelletized Ash Residue Disposal Sites and Services

19.3        Copy of Section 16.0 of the FPL Power Purchase Agreement.


           COAL PURCHASE AGREEMENT - INDIANTOWN COGENERATION PROJECT

      This COAL PURCHASE AGREEMENT (the "Agreement"), entered into as of August 4, 1992, is by and between COSTAIN COAL INC., a Delaware corporation, with a place of business at 249 East Main Street, Lexington, Kentucky 40507 ("Seller") and INDIANTOWN COGENERATION L.P. ("ICL"), a Delaware limited partnership, having its principal place of business in Bethesda, Maryland. Seller and ICL shall be referred to herein collectively as the "Parties" and each may individually be referred to as a "Party."

                                    RECITALS

      A. ICL intends to finance, design, construct, own, operate and maintain a 330 MW coal-fired cogeneration facility (the "Facility") to be located on a site north of Indiantown, an unincorporated area in Martin County, Florida.

      B. It is contemplated that the Facility will produce steam and electricity and will burn coal with the specifications set forth in this Agreement as a source of fuel.

      C. Seller is engaged in the mining and selling of bituminous coal for use as fuel in boilers to produce steam and electricity.

      D. ICL desires to purchase the coal requirements of the Facility from Seller, and Seller agrees to supply and sell such coal to ICL on the terms and conditions set forth herein.

      E. ICL desires that Seller remove, transport and dispose of the Ash Residue (as defined below) produced at the Facility, and Seller agrees to perform such service on the terms and conditions set forth herein.

      F. ICL will sell electricity generated at the Facility to Florida Power & Light Company ("FPL") under an Agreement for the Purchase of Firm Capacity and Energy dated as of March 31, 1990, hereinafter referred to as the FPL Power Purchase Agreement, and ICL will sell steam to a qualifying facility.

      G. FPL is a joint owner with Jacksonville Electric Authority of Units No. 1 and 2 of St. Johns River Power Park, an electric generating station consisting of two coal-fired units, the first of which commenced commercial operation in 1987.

      H. It is expected that coal will be delivered to the Facility by CSX Transportation, Inc., a railroad serving coal mines in the Eastern states of the United States.

      I. ICL will enter into a Private Car Use, Demurrage and Guarantee Agreement with CSX ("Private Car Agreement"), and will provide to Seller a copy of such agreement and all amendments thereto.

      NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, Seller and ICL hereby agree as follows:

                                   ARTICLE I

                                 DEFINED TERMS

      Some of the terms used in this Agreement are defined in this Article I. Other terms are defined in the opening paragraph and in the Recitals. Additional terms are defined in the Agreement in the

Section where such terms are first used. Except for the defined terms set forth in Sections 1.1 and 1.4 below, the first letter of a defined term is capitalized.

      1.1 Calendar Periods. The terms "day", "week", "month", and "quarter" shall mean, respectively, a period of 24 hours commencing at 12:01 a.m. local time, a period of seven days beginning on Sunday, a calendar month, and a calendar quarter. The term "year" shall mean a period of 365 days, except that if February has 29 days during any such period, the term "year" shall mean a period of 366 days.

      1.2 Singular and Plural. The singular of a defined term shall include the plural and the plural shall include the singular as the context requires.

      1.3 Sections of the Agreement. The term "Section" when used in combination with a section number refers to that Section of this Agreement. For the sake of brevity, the text of the various Sections of this Agreement does not include the word "Section" immediately preceding such number.

      1.4 Terms of Art. Certain terms used in this Agreement are terms of art in the coal and electric generation industries and have commonly understood meanings. Examples include, but are not limited to, terms such as "Appalachian coal fields," "Btu," "as received," "bottom ash," "fly ash" and other terms of this nature. The parties hereto agree that such terms shall have such commonly understood meanings and that it is not necessary to define such terms.

      1.5 Certain Defined Terms:

      "Adequate Assurances" means adequate assurance of performance as described in Section 2-609 of the UCC.

      "Applicable Laws" means any valid statute, ordinance, regulation, order, rule, directive, decree, judgment or Permit enacted, adopted, issued or promulgated by any legislative, executive or judicial branch of any federal, state or local government or any administrative tribunal or agency thereof, including any interpretation or enforcement thereof binding on the Parties as a matter of law.

      "ASTM" means the American Society for Testing Materials.

      "Ash Disposal Site" means the physical locations at which Seller shall dispose of the Ash Residue in accordance with Article X or Article XIII, whichever is applicable.

      "Ash Residue" means fly ash and bottom ash generated or produced by combustion of coal with lime at the Facility and made available by ICL to Seller for removal by Seller in accordance with this Agreement. Fly ash includes dry scrubber waste but excludes boiler cleaning sludge produced during boiler cleaning operations.

      "Commercial Operations Date" means the date which ICL notifies Seller in writing is the initial date of commercial operation of the Facility pursuant to
Section 1.14 of the FPL Power Purchase Agreement.

      "CSX" means the CSX Transportation, Inc.

      "Facility" means the cogeneration facility, described in Recital A and in
Exhibit 1.5 attached hereto, to be built and operated by ICL on the Site.

      "Financing Closing Date" means the date on which ICL obtains initial funding and binding commitments for substantially all additional funding needed by ICL to provide for the construction and operation of the Facility.

      "Financing Documents" means any and all loan agreements, notes, indentures, security agreements, registration statements, disclosure statements, subordination agreements, mortgages, partnership agreements, subscription agreements, participation agreements and other documents relating to the construction, interim and long-term financing (both debt and equity) of the Facility and any refinancing of the Facility (including a leveraged lease), including any and all modifications, extensions, renewals and replacements of any such financing or refinancing.

      "Financing Parties" means any and all equity participants, lenders, lessors and bondholders providing funds for the construction, interim or long-term financing (including any refinancing thereof, including a leveraged lease) of the Facility, and any trustee or agent acting on their behalf.

      "JEA" means Jacksonville Electric Authority, operator of the St. Johns Station.

      "Operating Year" means a period of 12 full calendar months beginning at the end of the preceding Operating Year. The first Operating Year shall be a period beginning on the first day of the calendar month following the Commercial Operations Date (except that it shall begin on the Commercial Operations Date if the Commercial Operations Date is on the first day of such month) and continuing for a period of 12 full calendar months.

      "Pelletize" or "Pelletizing" the Ash Residue shall mean any processing of dry ash to a form which is acceptable to ICL in accordance with Section 13.1.

      "Permit" means any valid waiver, exemption, variance, franchise, permit, authorization, license or similar order of or from any Federal, state or local government, authority, agency, court or other body having jurisdiction over the matter in question, as in effect from time to time.

      "Preliminary Operations Date" means the date that the Facility first burns coal for Start-up, testing and shakedown.

      "Prime Rate" means the interest rate publicly announced from time to time as its prime rate by Morgan Guaranty Trust Company of New York. If such banking entity should cease to exist, the parties will agree on a successor banking entity for this purpose.

      "Private Car Agreement" has the meaning provided in Recital I, above.

      "St. Johns Station" means the St. Johns River Power Park described in Recital G.

      "Shipment" shall mean a unit train of coal delivered to ICL, as described in Section 5.2.

      "Site" means the tract of land acquired by ICL in Martin County, Florida on which the Facility will be constructed.

      "Start-up" means the period from the initial firing of the boiler until the Commercial Operations Date.

      "Transportation Agreement" means the Coal and Ash Waste Transportation Agreement referred to in Section 5.2.

      "Ton" means a short Ton of 2,000 pounds (avoirdupois).

      "UCC" means the Uniform Commercial Code as in effect in the state of Delaware.

                                   ARTICLE II

                        TERM; COMMENCEMENT OF DELIVERIES
                            AND CONDITIONS PRECEDENT

      2.1 Term. This Agreement shall be effective from the date hereof and, unless earlier terminated in accordance with the provisions hereof, shall continue for a Term of 30 Operating Years.

      2.2 [Not used]

      2.3 Commencement of Deliveries. Seller shall commence deliveries of coal hereunder pursuant to the first monthly Order of ICL sent to Seller pursuant to
Section 4.3. ICL agrees to provide reports to Seller (and such related information as Seller may reasonably request) at least quarterly beginning as of January 1, 1993 as to the status of the construction of the Facility and promptly to provide notices to Seller of any changes in the now anticipated Preliminary Operations Date of June 1, 1995 or the anticipated Commercial Operations Date of December 1, 1995.

      2.4 Conditions Precedent of ICL. The obligations of ICL under this Agreement are subject to the following conditions precedent:

            (a) The occurrence of the Financing Closing Date. In connection with ICL's efforts to obtain financing for the Facility, Seller will provide such financial information as ICL and the Financing Parties may reasonably request (subject to any confidentiality agreement that Seller may reasonably request) concerning Seller's financial condition and its ability to perform its obligations under this Agreement. On written request of Seller, ICL will provide status reports and such other information regarding the proposed Financing Parties, financing arrangements, and the matters referred to in Section 2.3, as Seller may reasonably request;

            (b) The execution of the Transportation Agreement.

            (c) The execution of the Private Car Agreement on terms acceptable to CSX and ICL.

            (d) The final execution of all agreements, leases, licenses and other undertakings of any kind between ICL and third parties reasonably deemed necessary by ICL on terms reasonably satisfactory to ICL.

      2.5 ICL's Right to Terminate. ICL will make good faith efforts to obtain financing in order that the Financing Closing Date can be achieved at the earliest possible date. ICL agrees that it will give written notice to Seller within ten days after Financial Closing has occurred and also within ten days after the conditions precedent set forth in Section 2.4 have been met. If despite the good faith best efforts of ICL, the conditions precedent in Section
2.4 have not been satisfied by February 1, 1993, ICL may terminate this Agreement without any liability to Seller upon ten days written notice to the Seller, unless such date has been extended by agreement of the Parties.

      2.6 Seller's Right To Terminate. If ICL has failed to satisfy all conditions precedent set forth in Section 2.4 by August 1, 1993 (and Seller has not waived any unsatisfied conditions precedent), or if the Commercial Operations Date does not occur by May 1, 1997 (all without regard to any delays due to Force Majeure), Seller may terminate this Agreement without any liability to ICL on 30 days written notice to ICL.

      2.7 ICL's Obligation To Construct. After the Financing Closing Date, ICL shall diligently proceed with the construction and completion of the Facility.

                                  ARTICLE III

                                 SOURCE OF COAL

      3.1 Source. Subject to Seller's right of substitution pursuant to Section 3.3, the primary source of the coal to be supplied hereunder shall be as described on Exhibit 3.1 attached hereto, ("Primary Source") and the coal loading facility therein described shall be known as the "Ivel Loading Facility."

      3.2 Dedication of Coal.

            (a) Seller represents and warrants that it owns, leases or otherwise controls a sufficient number of Tons of recoverable coal from the Primary Source or from other sources which meet the specifications hereunder (the "Coal Reserves") to provide the quantity of coal with the quality specified in Article VI which ICL may require during the Term of this Agreement. Seller hereby dedicates for ICL 30,000,000 Tons of coal (the "Dedicated Quantity") from the Coal Reserves for this purpose. Attached as
      Exhibit 3.2 is a description of the recoverable coal constituting or including the Coal Reserves. From time to time, Seller may substitute recoverable coal from other sources which Seller owns, leases or otherwise controls for recoverable coal then included in the Coal Reserves if such substitute coal meets the specifications hereunder, subject to the approval of ICL which will not be unreasonably withheld. Nothing in this
      Section 3.2(a) shall limit Seller's right to deliver coal from another source which meets the specifications hereunder, subject to the additional requirements of subsections (ii), (iii) and (iv) of Section 3.3. Except for transactions in accordance with Article XVIII, Seller covenants that it will not lease, convey, assign, sell, transfer, mortgage, grant a security interest in or otherwise dispose of, encumber or agree to dispose of or encumber any of its interests in the Coal Reserves in any quantity which could jeopardize Seller's ability to supply the Dedicated Quantity; it being expressly understood that, this covenant shall not prohibit Seller from granting a mortgage or other security interest in the Coal Reserves pursuant to any arms length transaction providing secured financing to Seller or an affiliate of Seller on commercially reasonable terms under which the secured party and the purchaser is subject to ICL's rights to the Coal Reserves under this Section 3.2.

            (b) Seller agrees to provide such information as ICL may reasonably request at any time during the Term hereof, and to permit ICL, its consultants, or representatives of any Financing Parties to inspect the Coal Reserves and any mines operating thereon to verify the covenants, representations and warranties contained in this Section 3.2 at any time during the Term hereof.

            (c) The Dedicated Quantity shall be reduced by the quantity of coal delivered hereunder each Operating Year, but if such delivery is less than 1,000,000 Tons in an Operating Year, the Dedicated Quantity shall be reduced by 1,000,000 Tons for that Operating Year.

      3.3 Substitution. Seller shall have the right to deliver coal to ICL under this Agreement from a source other than the Primary Source if the following four conditions are met: (i) the coal shall meet the specifications set forth in this Agreement,

(ii) the monthly average delivered cost per million Btus (as adjusted for quality) to ICL of such substituted coal shall be the Current Coal Price, (iii) ICL shall have given its prior written consent to such substitution which consent shall not be unreasonably withheld, and (iv) compliance by Seller with the first sentence of Section 10.6(d). It shall be unreasonable for ICL to withhold consent if ICL shall reasonably determine, based on information provided by Seller, that such substitute coal will not be the primary cause of operating problems within the meaning of Section 6.5(a), and Section 6.5(b).

      3.4 ICL's Right to Purchase Replacement Coal. ICL shall have the right to purchase replacement coal (to the extent and for the duration reasonably necessary to enable ICL to replace the coal not delivered by Seller) under the following circumstances:

            (a) Force Majeure preventing delivery of coal by Seller, as provided in Section 12.2.

            (b) The suspension of Shipments by ICL under Section 6.3, Section 6.4, or Section 6.5(a).

            (c) Seller's failure to arrange for the delivery of replacement coal for a rejected Shipment within the time specified in Section 6.3.

            (d) Seller's unexcused failure to load coal for the delivery of Shipments of coal pursuant to Orders of ICL submitted under Section 4.3 within seven days of the date specified for the loading of the Shipment.

                                   ARTICLE IV

                         QUANTITY, ESTIMATES AND ORDERS

      4.1 Coal Requirements. Seller agrees to sell and cause coal to be delivered to ICL, pursuant to Orders sent by ICL to Seller in accordance with
Section 4.3, and ICL agrees to purchase from Seller, 100% of the coal requirements of the Facility. ICL has no obligation to purchase any minimum quantity of coal hereunder, but Seller shall not be obligated to supply more than 1,200,000 tons during any Operating Year. ICL shall have the right to use fuels other than coal for ignition and Start-up of the main boiler and for operation of its two non-coal auxiliary boilers. ICL agrees that it will burn coal for at least 95% (measured in Btus) of the fuel requirements of the Facility after the Commercial Operations Date.

      4.2 Estimates of Requirements. For the sole purpose of assisting Seller in its planning of production, ICL estimates the Facility will require approximately 700,000 to 1,200,000 Tons of coal of the quality specified herein per Operating Year. At least 120 days prior to the beginning of each Operating Year, ICL will provide Seller with a forecast of the quantity of coal to be delivered by Seller hereunder during each month of the ensuing Operating Year. ICL shall provide Seller with a revised forecast for the balance of any Operating Year promptly if ICL becomes aware of material changes (more than 10%) in its pre-Operating Year forecast previously given to Seller. Thirty days prior to the beginning of each three month period during each Operating Year,

ICL shall provide an estimate of the quantity of coal to be delivered during each of such months. ICL will provide Seller with an estimate of the quantity of coal required during each month of the period between the first delivery of coal hereunder and the Commercial Operations Date at least 12 months prior to the date when the first delivery of coal is required hereunder.

      4.3 Monthly Orders. On or before the 15th day of each month beginning with the month preceding the month when the first delivery of coal is required hereunder, ICL shall give to Seller an order ("Order") setting forth the number of Shipments of coal to be delivered by Seller during each week which begins during the following month. ICL may increase or decrease by one Shipment the number of Shipments of coal to be delivered during any week by notifying Seller at least seven days in advance of the beginning of such week, but the total number of Shipments during any week shall not exceed five unless mutually agreed to by the parties. The specific date of loading and estimated date of delivery of each Shipment shall be mutually agreed upon by Seller and ICL at least five days before the beginning of each week. Subject to seasonal variations and fuel requirements of the Facility, ICL will submit Orders for Shipments of coal in substantially equal numbers of Shipments each month.

      4.4 First Delivery of Coal. ICL may submit an Order for the first delivery of coal hereunder and subsequent monthly Orders prior to the first Operating Year for the purpose of the stockpiles described in Section 4.5 hereof, and for testing and Start-up purposes. Such Order will be given by ICL approximately 60 days prior to the estimated Preliminary Operations Date.

      4.5 Stockpiles. ICL will establish a permanent stockpile of a quantity of coal sufficient to operate the Facility for a period of approximately 30 days (in addition to a live storage stockpile of 10 days of operations) at the Facility. Seller agrees to deliver approximately 90,000 Tons of coal for the permanent stockpile pursuant to monthly Orders, as described in Sections 4.3 and 4.4.

                                   ARTICLE V

                      POINT OF DELIVERY: METHOD OF DELIVERY

      5.1 Point of Delivery. The Point of Delivery shall be in rail cars on tracks at the holding area for unloading at the Site, as shown on Exhibit 5.1. Title to the coal shall pass to ICL at the Point of Delivery, and risk of loss shall follow passage of title.

      5.2 Method of Delivery. The coal is to be delivered to the Point of Delivery by CSX, or its successor or assigns or other rail carrier reasonably acceptable to the Parties, in unit trains of a minimum of 75 open top hopper rail cars of a type compatible with ICL's unloading facility. Rail cars will be furnished by CSX. Seller shall enter into the Transportation Agreement with CSX and shall pay all freight charges related to the direct haul from origin to destination incurred thereunder which are not the direct responsibility of ICL to CSX under the Private Car Agreement.

Seller will provide ICL with a copy of the Transportation Agreement and any amendments thereto. The Transportation Agreement and any amendments thereto which have an economic impact on ICL, shall be subject to ICL's approval. The Transportation Agreement is for the mutual benefit of Seller and ICL and each shall have the right to enforce the Transportation Agreement as it affects its respective interests. Seller and ICL shall cooperate in any enforcement thereof which affects both of their respective interests. Seller shall not be liable to ICL for any performance, act or omission of CSX under the Transportation Agreement. ICL will be responsible for constructing rail unloading facilities at the Site, and for dispatching and unloading the rail cars.

      5.3 [Not used]

      5.4 Notices of Shipments. For each Shipment, Seller shall send ICL a shipping notice within 24 hours following loading thereof by legible facsimile or by other mutually agreed upon means. The shipping notice shall include the train number, mine or other source from which supplied, tonnage shipped, shipping date, destination and other information reasonably required by ICL to the extent it is reasonably available to Seller. Bills of Lading shall include name of Seller, contract number, train number, date loaded and Seller's shipped weights.

                                   ARTICLE VI

                                    QUALITY

      6.1 General Quality Provisions. Seller represents and warrants that all coal delivered hereunder will be substantially free from impurities and extraneous materials. Seller further represents and warrants that the quality of each Shipment of coal hereunder shall conform to each Rejection Limit set forth in Exhibit 6.1 and that the weighted average quality ("as received") of all coal delivered during any month hereunder shall conform to the monthly weighted average specifications set forth in Exhibit 6.1.

      6.2 [Not used]

      6.3 Rejection of Coal. Any Shipment of coal which does not conform to each Rejection Limit as set forth in Exhibit 6.1 shall be deemed to be Rejection Point Coal. ICL may reject any Shipment of coal which is Rejection Point Coal by notice to Seller by telephone, confirmed in writing. Any such notice of rejection shall be given within 12 hours after receipt of the analysis of the Shipment of coal given pursuant to Section 11.3. In lieu of rejecting Rejection Point Coal, ICL may elect to accept delivery thereof on terms mutually agreeable to the Parties in which event such Shipment shall not count as a rejected Shipment for any purpose under this Agreement, including quality averages. If a rejected Shipment has reached the Point of Delivery before the expiration of the 12 hour period during which ICL may reject a Shipment, then Seller shall cause such Shipment of coal to be removed from the Site within three days after notice of such rejection, and Seller shall be responsible for all costs of such removal. If a Shipment of coal is rejected by ICL, then Seller shall cause a replacement Shipment of coal which meets Rejection Limits to be loaded within five days of such rejection. If two Shipments of coal are rejected by ICL during any three month period, and Seller fails to load replacement Shipments for both Shipments as specified above, ICL may suspend delivery of further Shipments pending receipt of Adequate Assurances that future Shipments will comply with the Rejection Limits. If such Adequate Assurances are not received within 30 days after receiving notice of suspension from ICL, Seller shall have committed a Default as specified in Section 14.1. Seller shall have no obligation to replace Shipments of Rejection Point Coal which are accepted by ICL on terms mutually agreeable to the Parties.

      6.4 Suspension of Shipments. If the monthly weighted average quality of all coal delivered during any month hereunder, as reported by Seller to ICL pursuant to Section 11.3, fails to conform to each monthly weighted average specifications set forth in Exhibit 6.1, and Seller does not provide Adequate Assurances with such report that future Shipments will conform to such monthly weighted average quality, ICL may suspend further Shipments not then in transit by notice to Seller given within ten days following receipt of Seller's report on quality pursuant to Section 11.3. Such suspension shall continue until Seller provides Adequate Assurances satisfactory to ICL that future Shipments will conform to the monthly weighted average quality specifications set forth in Exhibit 6.1. If Seller has not provided such Adequate Assurances within 30 days after receiving notice from ICL of the suspension of Shipments, then Seller shall have committed a Default as specified in Section 14.1.

      6.5 Coal Handling or Operating Problems.

            (a) If ICL experiences any coal handling or operating problem at the Facility which ICL reasonably concludes is the direct result of Seller's delivering coal hereunder which has any of the following characteristics (and which is not the direct result of design deficiencies of the Facility): (i) contains, on a monthly average basis, in excess of 10% coal with a top size of greater than two inches; (ii) contains, on a monthly average basis, in excess of 50% coal of less than 1/4 inch size, (iii) a monthly average grindability (HGI) of less than 40, or (iv) a monthly average ash fusion temperature (I.D. - Reducing) of less than 2,600 degrees F., then ICL may notify Seller of the nature of such problem and the particular specification(s) which ICL concludes to be causing such problem, together with such additional information reasonably available to ICL which Seller may request. Unless Seller has provided Adequate Assurances to ICL within 30 days following receipt of such notice that future deliveries hereunder will conform to the specifications set forth in this
Section 6.5(a), ICL may, by a second notice to Seller, suspend further Shipments until Seller can provide such Adequate Assurances. If Seller has not provided such Adequate Assurances to ICL within 30 days following receipt of such notice of suspension of Shipments, then Seller shall have committed a Default as specified in Section 14.1.

            (b) In the event ICL reasonably determines that the quality of the coal delivered hereunder is the primary cause of an operating problem at the Facility because such coal quality is outside the range of specifications set forth in Exhibit 6.5(b) hereto, ICL and Seller shall promptly meet to discuss possible remedies to such operating problem. The term "operating problem," as used herein shall include, but is not limited to, problems experienced by ICL in complying with the terms, conditions or provisions of any Permit applicable to the Facility ("a permit problem").

If Article X is in effect, ICL shall arrange and pay for the transportation of the Ash Residue to the Ash Disposal Site, and Seller shall unload and dispose of such Ash Residue at the Current Ash Disposal Fee set forth in Section 10.8. If Seller has elected to Pelletize the Ash Residue pursuant to Section 13.1, Seller shall Pelletize, load, unload and dispose of the Ash Residue at the Current Ash Residue Disposal Fee set forth in Section 13.9, less the amount thereof payable to CSX for transportation of the Ash Residue as provided in the Transportation Agreement. ICL shall arrange and pay for the transportation of Pelletized Ash Residue to the Ash Disposal Site.

      6.6 Corrective Actions. Promptly following any suspension of deliveries hereunder pursuant to Section 6.3, Section 6.4 or Section 6.5(a), Seller shall, to the extent practicable, undertake corrective actions diligently and in good faith in order to provide ICL Adequate Assurances as required under such Sections. During the continuance of any such suspension, Seller shall no less frequently than once every week advise ICL of Seller's determinations as to the nature of the conditions causing such noncompliance with such specifications, all efforts underway by Seller to correct such conditions, and the results of such efforts.

                                  ARTICLE VII

                                 PRICE FOR COAL

      7.1 Phase 2 Base Coal Price. The Base Coal Price per ton for coal delivered by Seller to the Point of Delivery effective as of the beginning of Phase 2 as defined in Section 7.4(h) shall be the sum of (a) an FOB mine component per Ton ("Phase 2 Base Mine Price") as determined pursuant to Section 7.2, (b) a rail transportation component per Ton (the "Current Transportation Price") as determined pursuant to Section 7.5, and (c) an administrative charge equal to 0.7% of the Current Transportation Price (the "Administrative Charge").

      7.2 Phase 2 Base Mine Price. The Base Mine Price to be effective as of the beginning of Phase 2 (Phase 2 Base Mine Price) shall be determined by multiplying (a) the fraction the numerator of which is (i) the weighted average Spot Price FOB mine, as adjusted for coal quality, on a cost per million Btu basis for Qualifying Coal (all references to coal purchased for St. Johns Station herein refer to qualifying coal as defined in Section 7.4(c)) purchased for the St. Johns Station during the last calendar quarter of Phase 1 as defined in Section 7.4(h), provided such Spot Coal purchases are equal to or more than 20% of the total quantity of all coal purchased for the St. Johns Station during such calendar quarter, and the denominator of which is (ii) $0.833 per million Btu's times (b) $26.00 per Ton. In the event the quantity of Spot Coal purchased for the St. Johns Station during the last calendar quarter of Phase 1 is less than 20% of the total quantity of all coal purchased during such calendar quarter, then the numerator above referenced shall be determined by calculating a weighted average of Spot Coal actually purchased and a sufficient tonnage of coal included in lowest bona fide bids for Spot Coal evaluated in accordance with JEA criteria and which JEA would have next purchased if additional Spot Coal had been purchased during such calendar quarter to equal 20% of all coal purchases during such calendar quarter. An example of determining the Spot Price FOB mine pursuant to the preceding sentence is set forth on Exhibit 7.2(a). The Phase 2 Base Mine Price shall become effective as of the first day of the first calendar quarter of Phase 2. An example is set forth on Exhibit 7.2(b).

      7.3 Current Coal Price During Phase 2. The Current Coal Price in effect during Phase 2 shall be the sum of the Current Mine Price as calculated pursuant to Section 7.4, the Current Transportation Price as calculated pursuant to
Section 7.5 and the Administrative Charge. The quarterly adjustment dates to determine the Current Mine Price, the Current Transportation Price and the Administrative Charge shall be January 1, April 1, July 1 and October 1 (the "Quarterly Adjustment Dates") of each year.

      7.4 Calculation of Current Mine Price During Phase 2.

      (a) The Current Mine Price shall be determined as of each Quarterly Adjustment Date beginning with the first Quarterly Adjustment Date during Phase 2 by multiplying (a) the fraction the numerator of which is (i) the weighted average FOB mine price for the current quarter on a cost per million Btu's (as adjusted for coal quality) for coal purchased for the St. Johns Station pursuant to term coal contracts (as defined in subsection 7.4(d)) and spot coal contracts (as defined in subsection 7.4(e)) and the denominator of which is (ii) the weighted average FOB mine price on a cost per million Btu's basis (as adjusted for coal quality) for coal purchased for the St. Johns Station pursuant to term coal contracts and spot coal contracts during the last full calendar quarter of Phase 1 times (b) the Phase 2 Base Mine Price. An example of the above is set forth in Exhibit
7.4. If actual quantities and prices are not available for any portion of such purchases during the applicable calendar quarter, the then Current Mine Price shall remain in effect until such information becomes available, at which time appropriate retroactive adjustments shall be made in the Current Mine Price.

      (b) Adjustment for coal quality as used herein shall be made as reported by FPL on FPSC Forms No. 423-2 and 423-2(a) or any forms which supersede such forms.

      (c) The term "qualifying coal," as used in this Article VII, means coal which has a low/medium sulfur content (0.60 to 2.00%) and coal which is medium/high in Btu content (11,000 to 13,500 Btus per pound) which has been produced from mines in the Appalachian coal fields of the United States. (Both sulfur and Btu content are on an "as received" basis.) Coal which is "purchased" means coal which has been purchased and delivered to St. Johns Station.

      (d) "Term coal contracts" means qualifying coal purchased pursuant to contracts which have a delivery term of one year or more.

      (e) "Spot coal contracts", (sometimes called "Spot Price" or "Spot Coal") means qualifying coal purchased pursuant to contracts which have a delivery term of less than one year.

      (f) If coal is purchased for St. Johns Station during Phase 2 pursuant to a term coal contract entered into after the date of this Agreement which does not provide for the adjustment of the price of the coal delivered thereunder to reflect increased costs due to changes in Applicable Laws, for the purposes of the calculations made under Section 7.4(a), the FOB mine price in cost per million Btus for purchases made for St. Johns Station pursuant to such term coal contract shall be increased by the amount per million Btu's which would have been in effect if such term coal contract had included a provision which provided for the adjustment of the FOB mine price to recover increased costs of the producer and seller due to changes in Applicable Laws. Seller shall provide such substantiating information to support any such calculations made under such formula as may be reasonably requested by ICL, and ICL shall provide such information relating to qualifying coal purchases at St. Johns Station pursuant to term coal contracts as may be reasonably required by Seller for the purpose of implementing this Section 7.4(f).

      (g) ICL has made arrangements with FPL to obtain the information relating to qualifying coal purchases at St. Johns

Station on a monthly basis, and ICL shall make all calculations required by this
Section 7.4. ICL shall furnish Seller with supporting information for all such calculations. Seller shall have the right to audit any such information and calculations.

      (h) Phase 1 shall be the period between January 1, 1992 and the end of the first full calendar quarter after the effect of the 1992 contract reopener provision in the Term Coal Supply Contract between Jacksonville Electric Authority and Ashland Coal, Inc. dated February 20, 1986 (the Ashland Contract) is reflected in the weighted average FOB mine price paid for qualifying coal purchases for the St. Johns Station. The period thereafter shall be known as Phase 2.

      (i) For the purpose of computing the Current Mine Price hereunder, any tax imposed by the State of Florida on the purchase, use or consumption of coal at the St. Johns Station shall be excluded from the F.O.B. mine price of coal purchased for the St. Johns Station.

      7.5 Calculation of the Current Transportation Price. The Current Transportation Price for coal shall be the Base Transportation Price for coal, as adjusted on the Quarterly Adjustment Dates as provided in the Transportation Agreement. The Base Transportation Price for coal shall be the rate for Four Hour Loading from Ivel, Kentucky for 75 and 90 car Unit Trains in Carrier Equipment, as set forth in Appendix A to the Transportation Agreement. Any rebates received by Seller from CSX as a result of exceeding specified volumes of coal delivered pursuant to the

Transportation Agreement or any credits received by Seller from CSX for non-delivery of loaded coal shall be promptly credited against amounts due by ICL to Seller hereunder.

      7.6 Substitute Method of Calculating the Current Mine Price. In the event of a long term interruption (more than one full quarter) in or permanent cancellation of the delivery of coal to St. Johns Station, as described in
Section 1.4 of Exhibit 2.4(d), the Parties shall, within one year of such interruption or cancellation, agree upon a comparable replacement index. Until such "replacement index" becomes effective, the Current Coal Price will be calculated as described in Exhibit 2.4(d), but with the following assumptions and adjustments:

(a) The quantities of coal assumed to be taken from each of the then current long term domestic contract(s) will be the same as they were during the quarter prior to the interruption.

(b) The F.O.B. coal price will be escalated according to the indices in the St. Johns Station long term domestic Appalachian coal contracts which had been in effect until the interruption in deliveries.

(c) The remaining components will continue to escalate according to Section 1.3(ii) of Exhibit 2.4(d).

      7.7 Intent of the Parties. It is the intent of the Parties that the coal and transportation prices be indexed in accordance with the index provisions of this Agreement and the Transportation Agreement, respectively, which were prepared to be connected with Exhibit 2.4(d), Sections 1.3 and 1.4.

      7.8 See Amend #1 pgs 5-6. N/A

                                  ARTICLE VIII

                PREMIUMS AND PENALTIES FOR VARIATIONS IN QUALITY

      8.1 Premiums and Penalties for Calorific Value. The Current Coal Price is based on coal with a calorific value of 12,500 Btus per pound (the "Btu Specification"). The following formula shall be utilized to determine the premium or penalty for Btu content:

                              BA = [ P x A-B] x T
                                         ---
                                   [      B ]

Where:

      BA is the premium or penalty for calorific value in dollars for the month.

      P     is the Current Coal Price in effect for the month.

      A is the weighted average Btus per pound of all coal delivered hereunder during the month.

      B     is the Btu Specification.

      T     is the number of Tons of coal delivered hereunder during the month.

      If BA is a positive number, then such amount shall be added as a premium to the amount due Seller for the month. If BA is a negative number, then such amount shall be deducted as a penalty from the amount due Seller for the month.

      8.2 Premiums and Penalties for Ash. The Current Coal Price is based on coal with an ash content of 9 percent (the "Ash

Specification"). The following formula shall be utilized to determine the premium or penalty for ash content:

                             AA = [A(1) - A(2)] x ADP x T
                                   -----------
                                  [   100%   ]

Where:

      AA    is the premium or penalty for ash content in dollars for the month.

      A(1)  is the Ash Specification.

      A(2) is the weighted average ash content of all coal delivered hereunder during the month (stated as a percentage).

      T     is the number of Tons of coal delivered hereunder during the month.

      ADP is the weighted average per Ton cost to ICL of disposal of Ash Residue for the month, including loading, Pelletizing (if applicable), transporting, unloading and disposal.

      If AA is a positive number, then such amount shall be added as a premium to the amount due Seller for the month. If AA is a negative number, then such amount shall be deducted as a penalty from the amount due Seller for the month.

      8.3 Premiums and Penalties for SO(2). The Current Coal Price is based on coal with a sulfur content which produces SO(2) emissions of 1.6 pounds of sulfur per million Btus (the "SO(2) Specification"). The following formula shall be utilized to determine the premium or penalty due each month for sulfur content: SA = ({[GS - AS) x CF] x CT/BT} x T)

Where:

SA is the premium or penalty amount in dollars for the month for sulfur content.

GS    is the SO(2) Specification.

AS is the calculated weighted average sulfur dioxide content of all coal delivered hereunder during the month (stated in pounds per million Btus).

CF is a cost factor of (a) 2.0124 if AS is less than GS or (b) 2.5194 if AS is greater than GS.

CT is the Current Transportation Price for coal excluding any consideration for rebate amounts.

BT is the Base Transportation Price for coal excluding any consideration for rebate amounts.

T     is the number of Tons of coal delivered hereunder during the month.

      If SA is a positive number, then such amount shall be added as a premium to the amount due Seller for the month. If SA is a negative number, then such amount shall be deducted as a penalty from the amount due Seller for the month.

                                   ARTICLE IX

                               BILLING AND PAYMENT

      9.1 Billing. Seller shall submit to ICL an invoice by the 10th of each month for all coal loaded for delivery to ICL and Ash Residue loaded into rail cars or trucks at the Facility during the preceding month. Each monthly invoice shall show the quantity of coal loaded for delivery and Ash Residue loaded during the month, itemized by Shipment, the Current Mine Price, the Current Transportation Price, premiums and penalties for variations in quality as provided for in Article VIII and the Current Ash Residue Disposal Fee. If any revision of the Current Mine Price, Current Transportation Price or Current Ash Residue Disposal Fee is in process, invoicing shall be made on the basis of the existing Current Mine Price, Current Transportation Price and Current Ash Residue Disposal Fee, and appropriate retroactive adjustments shall be made when the new Current Mine Price, Current Transportation Price and Current Ash Residue Disposal Fee has been calculated.

      9.2 Payment. ICL shall pay Seller all undisputed amounts due as shown on invoices rendered pursuant to Section 9.1 within 20 days of receipt of the invoice. Payments shall be made by wire transfer in immediately available funds to Seller's account at a bank designated by Seller. In the event part or all of a payment is not made when due, interest shall accrue and be payable on the overdue amount at the Prime Rate plus one percentage point computed for the number of days that payment is late, without prejudice to Seller's remedies under Section 14.2, Section 14.7 or otherwise.

      9.3 Disputed Invoices. If any portion of any invoice is in dispute, ICL shall inform Seller of the particulars of such dispute and shall pay the undisputed portion thereof, and the disputed portion shall be paid with interest at the rate specified in Section 9.2 upon settlement of the dispute. Any dispute concerning an invoice shall be raised by ICL within eighteen (18) months of receipt of such invoice.

      9.4 Records of Seller. Seller shall maintain complete and accurate records to support and document all invoices submitted pursuant to Section 9.1 hereof for a period of seven years. ICL shall have the right to inspect and review at Seller's offices such records at any reasonable time for the purpose of verifying the correctness of any invoice submitted by Seller to ICL, any adjustment to the Current Coal Price, the Current Transportation Price and the Current Ash Residue Disposal Fee and any calculation of premiums and penalties for variations in quality. ICL has called to the attention of Seller the provisions of Section 10.0 of the FPL Power Purchase Agreement.

                                   ARTICLE X

                            DISPOSAL OF ASH RESIDUE
                              Dry (Non-Pelletized)

      10.1. Election of Seller. Not later than 12 months after the Financing Closing Date, Seller shall notify ICL in writing whether or not it elects to exercise the right to pelletize the Ash Residue as provided for in Section 13.1. If Seller elects to pelletize the Ash Residue, the provisions of Article XIII shall be applicable and the provisions of this Article X shall become inapplicable until such time as the Parties agree that this Article X shall be applicable in lieu of Article XIII. If no such notice is given by Seller by the date specified, the provisions of this Article X shall remain applicable and the provisions of Article XIII shall become applicable only upon agreement of the Parties. The provisions which follow in this Article X pertain only to non-pelletized or dry ash.

      10.2. Disposal of Ash Residue. ICL shall give Seller at least 12 months notice of the date on which ICL expects Seller to commence disposal of Ash Residue. Such notice shall provide Seller with an estimate of the quantities of fly ash and bottom ash to be produced on a weekly basis between such date and the Commercial Operations Date. ICL shall also give Seller prompt notice of any change in such date and any change in tonnage. Upon commencement of Ash Residue removal and disposal hereunder, ICL will load fly ash into pneumatic rail cars (PD Cars) provided by ICL in accordance with Section 10.9 and bottom ash into open top hopper cars (0Th Cars) of CSX in accordance with the Transportation Agreement. Seller shall dispose and ICL shall provide and load one-hundred percent (100%) of the Ash Residue produced at the Facility. ICL guarantees to Seller that fly ash and bottom ash will be free flowing from the rail car at the unloading point for the Ash Disposal Site except to the extent caused by factors beyond the control of ICL after it is loaded into rail cars. ICL agrees that it will reimburse Seller for all reasonable additional costs incurred by Seller in unloading fly ash and bottom ash which is not in accordance with such guarantee.

      10.3. Quantity and Removal Schedules.

      ICL estimates that the quantity of fly ash to be disposed of by Seller is approximately 144,000 Tons per Operating Year and that the quantity of bottom ash to be disposed of by Seller is approximately 16,000 Tons per Operating Year. ICL will provide estimates of the quantities of fly ash and bottom ash to be disposed of by Seller at the same time and for the same periods as provided for coal requirements pursuant to Section 4.2. ICL will provide Seller with a definitive estimate of the quantity of fly ash and bottom ash to be disposed of during any month at the same time an Order for coal is submitted pursuant to
Section 4.3.

      10.4 Quality of Ash Residue.

            (a) ICL agrees that the specifications and handling characteristics of the fly ash and bottom ash will be in compliance with Exhibit 10.4 attached hereto.

            (b) ICL shall reimburse Seller for all reasonable additional costs incurred by Seller in unloading or disposing of fly ash or bottom ash which are the result of noncompliance with Exhibit 10.4 except to the extent such deviation in specifications is the result of the quality of the coal delivered by Seller hereunder.

            (c) ICL represents and warrants that (i) the fly ash and bottom ash as delivered to Seller will consist only of the reaction products resulting from the burning of Seller's coal or substitute coal of comparable quality at the Facility, including byproducts of the sulfur removal process, and (ii) such fly ash and bottom ash will be free of any foreign or extraneous materials, except for the addition of lime, ammonia and waste water from the combustion process.

      10.5 Ash Disposal Site. Seller agrees to dispose of all Ash Residue at landfills which are authorized by Permits to receive such Ash Residue outside the state of Florida unless ICL permits disposal within the state of Florida, and agrees to dedicate sufficient landfill capacity to dispose of ICL's Ash Residue during the Term. Seller's initial Ash Disposal Site is located near Ivel, Kentucky and is further described on Exhibit 10.5. Seller will provide regular reports to ICL on the status of all Permits and will provide ICL with access to applications for Permits, correspondence relating thereto, and of draft Permits, and copies of final Permits relating to the Ash Disposal Site. ICL agrees that all such documents shall be subject to the provisions of Section 21.10. Seller represents and warrants that it will obtain all necessary Permits for the disposal of Ash Residue at the initial or any subsequent Ash Disposal Site utilized or as may be required for any other method of such disposal utilized by Seller. Seller further represents and warrants that it will comply with all Applicable Laws relating to receiving, removal, transporting, and disposing of Ash Residue.

      10.6. Loading. Weighing and Transportation of Ash Residue.

            (a) [Not used]

            (b) Storage Silos. ICL will construct a storage silo for fly ash with a minimum capacity of 4,000 Tons, with a discharge rate of 250 Tons per hour. ICL will construct a storage building for bottom ash with a storage capacity of a minimum 130 Tons.

            (c) Loading and Weighing. ICL will provide all equipment required for loading fly ash into PD Cars and bottom ash into OTH Cars. Using certified scales, ICL will determine the weight of fly ash loaded into PD Cars and bottom ash loaded into OTH Cars, and will deliver a statement of such weight to Seller within 24 hours after loading. Such scales will be certified, maintained and operated in accordance with the Association of American Railroads' Scale Handbook. Such weights will be used to calculate the Ash Disposal Fees due hereunder. If ICL's scales are inoperable for any reason, ICL shall be responsible for the cost of weighing Ash Residue utilizing other certified scales.

            (d) Trains. Not every train delivering Coal will necessarily include PD Cars and OTH Cars for Ash Residue transportation, but Seller agrees to instruct CSX that two out of every three consecutive trains will include PD cars and OTH cars for transportation of Ash Residue, unless agreed to otherwise by ICL. Seller will designate which trains include rail cars for transportation of Ash Residue. The Transportation Agreement provides for the transportation of Ash Residue from the Site to Seller's Ash Disposal Site.

      10.7. Seller's Right to Utilize Alternative Ash Residue Disposal Methods. It is the intent of the Parties to provide Seller with the option to dispose of the Ash Residue using methods different from those designated by Seller pursuant to Exhibit 10.5, subject to ICL's prior written consent, not to be unreasonably withheld. It shall not be unreasonable to withhold consent if after considering all relevant factors, ICL reasonably determines that it would be materially adversely affected by such alternative plan. Such alternative methods of disposal shall include, without limitation, the sale of the Ash Residue for commercial use. Seller shall provide ICL with a detailed plan for any such proposed alternative disposal method for the Ash Residue and shall provide such additional information related to such plan as ICL shall reasonably request. Seller agrees that it will endeavor but not be obligated to find ways to recycle and/or market Ash Residue as contemplated by this Section.

      10.8. Ash Residue Disposal Fee. The Base Ash Residue Disposal Fee ("Base Disposal Fee") to be paid to Seller for the disposal of Ash Residue under this
Article X shall be $14.00 per Ton as of January 1, 1992, which Fee is for handling and disposal of the Ash Residue at the Ash Disposal Site. The Base Disposal Fee shall be adjusted as of the Quarterly Adjustment Dates in the same manner as the Transportation Price is adjusted pursuant to Section 7.5 hereof, and as adjusted shall be known as the Current Ash Residue Disposal Fee. ICL shall also reimburse Seller for the Ash Waste Rates per Ton paid by Seller to CSX for the transportation of Ash Residue as set forth in Appendix A of the Transportation Agreement (as adjusted on the Quarterly Adjustment Dates), plus the Administrative Charge. ICL will provide PD Cars at no cost to Seller for the transportation of fly ash.

      10.9. Provisions Regarding PD Cars.

            (a) ICL will provide such number of PD Cars as will be necessary to transport all of the fly ash produced at the Facility in accordance with the schedule provided for in Section 10.6(d), and ICL will enter into a separate agreement with CSX regarding the operation of such PD Cars. A copy of such agreement and any amendments thereto will be provided to Seller.

            (b) ICL agrees that all PD Cars will be maintained in accordance with Association of American Railroad (AAR) standards. Seller shall have no responsibility for the operating condition of PD Cars and for payment of any taxes associated with ownership or operation of PD Cars.

            (c) Seller will be responsible for the PD Cars while in its custody and not in the custody of CSX. If due to the negligence or other fault of Seller, PD Cars are damaged or destroyed while in the custody of Seller and not in the custody of CSX, Seller shall be liable therefor.

      10.10. Permits For Ash Disposal Site.

            (a) Obtaining of Permits. ICL and Seller will cooperate in developing the data necessary for Seller to obtain Permits or modified Permits required in connection with the disposal of Ash Residue. ICL and Seller agree to cooperate in the Permit application process to ensure that the modified Permits for the Ash Residue Disposal Sites will allow for the disposal of Ash Residue having the chemical composition set forth on
      Exhibit 10.4. If the Ash Residue is not in compliance with Seller's Permits, Seller shall immediately notify ICL and the Parties shall meet to determine the cause of such non-compliance. If such non-compliance is the result of coal supplied by Seller, Seller shall continue to be required to dispose of such Ash Residue and shall bear any additional costs and fines resulting from such disposal. If the Ash Residue is not in compliance with Seller's Permits due to constituents added by ICL, Seller and ICL shall cooperate in determining and implementing a cure to such noncompliance and ICL shall bear any additional costs and fines resulting from such non-compliance including interim disposal costs in excess of Seller's normal disposal costs.

            (b) Testing by Seller. Seller shall test the performance and impact of the Ash Disposal Sites periodically to the extent such testing is required by Applicable Laws. Testing shall include ground water monitoring and water leaching tests as required by law.

            (c) Testing by ICL. ICL shall test the Ash Residue at the Facility every three months. Testing shall include the EPA toxicity test and the TCLP leaching test. ICL shall provide Seller with results of such tests as soon as available. Seller shall have the right at its own expense to test the Ash Residue more frequently if necessary in its discretion or in order to ensure compliance with Seller's Permits and Applicable Laws. Seller recognizes that the chemical composition of the fly ash will be determined by the characteristics of the ash in the coal delivered hereunder, except for the addition of lime, ammonia and waste water.

      10.11. Ash Residue From Replacement Coal. Subject to the limitations of Seller's Permits and Applicable Laws, Seller shall have a continuing obligation to dispose of Ash Residue produced from the burning of replacement coal purchased by ICL pursuant to Section 3.4. If such replacement coal is purchased for the reason specified in Section 3.4(a), ICL shall be responsible for the transportation of such Ash Residue to the Ash Disposal Site. If such replacement coal is purchased for the reasons specified in Section 3.4(b), (c) or (d), Seller shall be paid (i) the Current Ash Residue Disposal Fee as specified in Section 10.8, (ii) the adjusted Ash Waste Rate for transportation of Ash Residue, as specified in the Transportation Agreement, and (iii) the Administrative Charge on the adjusted Ash Waste Rate paid by Seller. Seller shall have the right to make such arrangements as it deems appropriate for the transportation and disposal of such Ash Residue. The provisions of this Section 10.11 shall not be construed to limit other rights and remedies of the Parties hereto including the right to terminate this Agreement under applicable legal principles by reason of the events specified in
Section 3.4(a).

      10.12. Failure of Seller to Dispose of Ash Residue. If Seller shall fail to dispose of any Ash Residue as required under this Agreement, (unless such failure shall be excused by Force Majeure) and if such failure by Seller is not remedied within 120 hours of written notice given to Seller by ICL, and Seller has not located and made available alternative Ash Residue disposal services, ICL shall have the right to purchase replacement Ash Residue removal, transportation, and disposal services from alternative sources to the extent and for the duration reasonably necessary to enable ICL to replace the services not provided by Seller. In the event that ICL purchases replacement Ash Residue removal, transportation, or disposal services pursuant to this Section 10.12 which is not excused by Force Majeure, Seller shall reimburse ICL for (i) any fines or penalties that ICL incurs under any Applicable Laws as a direct result of such failure by Seller, and (ii) the excess, if any, of the reasonable net costs incurred by ICL for the purchase of such replacement services over the costs that otherwise would have been incurred for the removal, transportation, or disposal of Ash Residue under the terms of this Agreement. Seller shall have the right to audit and verify such costs of replacement services purchased by ICL.

      10.13. Title and Risk of Loss. Title to and risk of loss with respect to the Ash Residue to be transported, and disposed of hereunder shall pass from ICL to Seller upon loading of such Ash Residue into rail cars at the Site.

      10.14. Hazardous Ash Residue. Except as provided in this Section 10.14, Seller shall not be required at any time to dispose of any Ash Residue hereunder which is reclassified as a hazardous waste under Applicable Laws. If Ash Residue is reclassified as a hazardous waste, Seller shall submit to ICL a proposal as soon as possible containing the terms under which Seller will arrange for the disposal of such hazardous Ash Residue, which proposal may include an increase in the Ash Residue Disposal Fee provided for in Section 10.8 based on additional costs reasonably incurred as a result of disposing of such hazardous Ash Residue. If ICL accepts

Seller's proposal, an amendment to this Agreement shall be executed embodying the terms of such proposal. If ICL rejects Seller's proposal, either Party may terminate this Article X relating to disposal of Ash Residue without further liability to the other Party.

      10.15. Noncomplying Ash Residue other than Hazardous Ash Residue. Except as provided in this Section 10.15, Seller shall not be required at any time to dispose of any Ash Residue which is reclassified by Applicable Laws to a category similar to that of a hazardous waste if such reclassification causes such Ash Residue to violate existing Permits of Seller, or if such reclassification prevents Seller from carrying out its Ash Residue disposal obligations hereunder. If Ash Residue is reclassified to such category and cannot be disposed of under Seller's existing Permits, Seller shall submit to ICL a proposal as soon as possible containing terms under which Seller would modify its Permits to allow Seller to dispose of such reclassified Ash Residue, which proposal may include an increase in the Ash Residue Disposal Fee provided for in Section 10.8 based on Seller's additional costs reasonably incurred as a result of disposing of such reclassified Ash Residue. If ICL accepts Seller's proposal, an amendment to this Agreement shall be executed embodying the terms of such proposal. If ICL rejects Seller's proposal, the dispute shall be subject to Dispute Resolution under Article XX.

      10.16. Governmental Impositions. In the event Seller's costs of transporting, handling or disposing of the Ash Residue are increased after the date of this Agreement due to (1) the enactment or adoption of new federal, state or local laws or regulations; (2) the amendment of existing federal, state or local laws or regulations; or (3) judicial or administrative decisions affecting the interpretation and enforcement of existing laws or regulations, the Current Ash Residue Disposal Fee shall be increased by an amount necessary to reimburse Seller for such cost increases. Seller shall submit to ICL substantiating documentation to show the cause and amount of such cost increases. Seller shall notify ICL of any such cost increases. Such cost increases shall be billed to ICL as a part of Seller's regular monthly billings pursuant to Section 9.1. ICL will have full audit rights to verify Seller's claim under this provision.

                                   ARTICLE XI

                         WEIGHING, SAMPLING AND ANALYSIS

      11.1 Weighing. The weights of coal delivered hereunder shall be determined by use of Seller's belt or batch scales at the source mines. Such scales shall be certified, maintained and tested by Seller in accordance with the Association of American Railroads' Scale Handbook. ICL shall have the right, at its expense, to have a representative present at any and all times to observe the weighing of coal hereunder or Seller's maintenance or testing of its scales. If, for any reason, Seller's scales are unavailable or do not record a weight for any Shipment, then the nearest available railroad scales shall be used at Seller's expense. If no railroad scales are reasonably available, then weights shall be determined by reference to the average loaded weight per rail car of the same size which was utilized to deliver coal hereunder during the most recent five prior Shipments, or by other accepted common carrier methods.

      11.2 Sampling. A representative sample of all coal from each loading facility contained in each Shipment of coal shall be taken by Seller at the time the coal is loaded into rail cars using a mechanical sampling system taking full stream increments or other approved ASTM method. Each representative sample of a Shipment shall be divided into three parts, and each part shall be placed into an airtight container and suitably labeled. One part of each sample shall be retained for analysis by Seller; one part shall be delivered to ICL if requested by ICL; and the third part shall be retained by Seller for a period of 45 days from the date of sampling for referee analysis pursuant to Section 11.4. Seller's sampling and sample preparation shall be performed in accordance with ASTM Methods D-2234 and D-2013, respectively. ICL shall have the right at its expense to have a representative present at any and all times to observe the sampling and sample preparation hereunder and to obtain sample splits for check purposes.

      11.3 Analysis. Seller shall analyze Seller's part of each sample in accordance with the procedures set forth in Exhibit 11.3. The analysis of each Shipment consisting of coal loaded at more than one loading facility shall be the mathematical weighted average analysis of all samples taken from such Shipment. The analysis for moisture, ash, sulfur (expressed in pounds of SO(2) per million Btus) and Btus per pound shall be reported by Seller to ICL by fax or telephone within 24 hours following the loading of such Shipment, and shall be confirmed in writing. Such analysis shall be used to determine ICL's right to reject coal pursuant to Section 6.3. As soon as practicable following the end of each month, Seller shall provide to ICL a report of the monthly average analysis of each of the characteristics listed in Exhibit 6.1 for all coal delivered hereunder during such month. If ICL disputes any analysis made by Seller, then the referee part of the same sample shall be sent promptly by Seller to an independent laboratory as specified in Section 11.4. Seller's analysis shall be determinative of coal quality under this Agreement unless such analysis is superseded pursuant to the provisions of Section 11.4. ICL shall have the right at its expense to have a representative present at any and all times to observe Seller's analyses hereunder.

      11.4 Independent Laboratory. The parties hereby designate Mineral Labs, Inc., headquartered at Salyersville, Kentucky, as the Independent Laboratory for referee analysis of any disputed analysis made by Seller. The parties hereby designate Standard Laboratories, Inc. with an office at South Charleston, West Virginia, as an alternate Independent Laboratory if for any reason the first named Independent Laboratory is unavailable or becomes unacceptable to either party. With respect to the characteristics of the coal in dispute, the analysis of Seller shall be deemed to have been confirmed if the difference between the analysis of such

Independent Laboratory and Seller's analysis is within the tolerance as specified within the applicable ASTM standards. If Seller's analysis is so confirmed, then all costs of such referee analysis shall be borne by ICL. If Seller's analysis is not so confirmed, then such analysis shall be superseded by the analysis of the Independent Laboratory, and all costs of such referee analysis shall be borne by Seller.

                                  ARTICLE XII

                                 FORCE MAJEURE

      12.1 Definition of Force Majeure. The term "Force Majeure" shall mean any event beyond the control of a Party and not caused by the fault of such Party, including, but not limited to, an act of God or of the public enemy; sabotage; fire; flood; war; tornado, hurricane or other severe weather or climatic condition; riot; insurrection; vandalism; sabotage; explosion; embargo; blockade; changes in any Applicable Laws; act or restraint of any civil or military governmental authority; a strike or other labor dispute; or any other event, whether or not foreseen or foreseeable by either or both of the parties, and whether similar or dissimilar to those enumerated herein, which causes a failure or inability of such Party to perform any obligation hereunder, including (i) production, loading or delivery of the coal by Seller, (ii) receiving, removal, transportation or disposal of Ash Residue by Seller, (iii) the receiving, transporting, unloading, storing or burning of the coal by ICL,
(iv) the loading of Ash Residue by ICL,
or otherwise prevents the performance of a Party's obligations hereunder.

      12.2 Consequence of Force Majeure. A Party's failure or inability to perform any of its obligations hereunder, except obligations to make payments of money due to the other Party hereunder, shall be excused to the extent caused by Force Majeure. Deficiencies in the quantity of coal delivered hereunder due to Force Majeure shall not be made up except by mutual consent of the Parties. The Party claiming excuse because of Force Majeure shall give notice by telephone to the other Party immediately upon becoming aware of such Force Majeure, with such notice being confirmed in writing as soon as practicable under the circumstances. Such notice to the other Party shall describe the circumstances of the event or cause giving rise to the claim of Force Majeure and the anticipated duration thereof. During the existence of any Force Majeure preventing delivery of coal by Seller, ICL shall have the right to purchase and utilize replacement coal from other suppliers to the extent of such nondelivery. During the existence of any Force Majeure preventing utilization of coal by ICL, Seller shall have the right to sell coal dedicated to ICL to third parties in the quantity which would have been delivered to ICL but for such Force Majeure.

      12.3 Events Beyond Control of a Party. A strike or other labor dispute shall be deemed to be beyond the control of the Party whose performance is interrupted or prevented by such strike or labor dispute, and the settlement of such strike or labor dispute shall be at the sole discretion of such Party. Economic hardship experienced by a Party in carrying out its obligations hereunder shall not constitute Force Majeure. Subject to the foregoing, a Party claiming excuse by reason of a Force Majeure event shall exercise commercially reasonable good faith efforts to remedy or overcome such event as soon as practicable under all the circumstances. The suspension of performance shall be of no greater scope or duration than is reasonably attributable to such Force Majeure.

      12.4 Substitute Coal Obligation of Seller. In the event Force Majeure causes a failure or inability of Seller to supply coal from the Ivel Loading Facility pursuant to Orders sent to Seller by ICL hereunder, Seller will, at ICL's option, and to the extent of "available capacity" as hereinafter defined, supply substitute coal at the Current Coal Price as adjusted for any additional amounts required to compensate Seller for the added cost incurred in supplying coal from the alternate location in question (including, without limitation, the cost of loading, preparation, transportation, mining or increase in work force) from any of Seller's mines in Eastern Kentucky, West Virginia and Alabama; provided, however, that if for a continuous period of 6 months or more prior to the event of Force Majeure, Seller was supplying coal hereunder at the applicable Current Coal Price from a location other than the Ivel Loading Facility (hereinafter called an "Actual Pre-existing Source"), whether from another mine of Seller or by purchase from another supplier, then Seller shall continue to supply substitute coal hereunder in the same quantities at the Current Coal Price from such Actual Pre-existing Source. In the case of Actual Pre-Existing Sources which are coal suppliers other than Seller, Seller's obligation to supply substitute coal shall be limited to the remaining term of any existing purchase order from such coal supplier, and shall include reasonable efforts to renew such purchase orders. In the case of coal supplied from Seller's other mines, "available capacity" means coal that can be produced without a significant increase in Seller's mining costs, a significant change in Seller's work force or schedule, or adversely affecting the overall mine plan, which coal is in excess of the total quantity scheduled to be produced for all of Seller's customers under binding contracts or purchase orders. At ICL's request, Seller will use its best efforts to assist ICL in procuring suitable substitute coal on the best terms available.

                                  ARTICLE XIII

                           DISPOSAL OF PELLETIZED ASH

      13.1. Election of Seller. Seller shall have the right to elect to Pelletize the Ash Residue as provided for in this Article XIII, subject to the approval by ICL of the Pelletizing process to be used, such approval not to be unreasonably withheld. Not later than 12 months after the Financing Closing Date, Seller shall notify ICL in writing whether or not it elects to exercise such right to Pelletize the Ash Residue. As a part of such notice or prior thereto, Seller shall furnish detailed information concerning the proposed Pelletizing process, Permits required, proposals for utilization of ICL property, capital improvements required and how such improvements will be financed and other relevant information required for ICL to determine whether it will consent. If Seller elects to Pelletize the Ash Residue, the provisions of this Article XIII shall be applicable and the provisions of Article X shall become inapplicable. If no such notice is given by Seller by the date specified, the provisions of Article X shall remain applicable and the provisions of this
Article XIII shall become effective only by agreement of the Parties.

      13.2 Ash Pelletizing Facility. If ICL approves Seller's proposed method of Pelletizing the Ash Residue, ICL and Seller may enter into a mutually agreed upon lease whereby ICL leases to Seller a suitable tract of land at the Site for the construction and operation of an ash Pelletizing facility ("Pelletizing Facility"). Seller's right to subcontract with a third party for the construction and operation of the Pelletizing Facility is governed by Section
13.17. The Pelletizing Facility shall be completely operational by the Preliminary Operations Date, and shall comply with all Applicable Laws and all reasonable regulations of ICL relating to the Site.

      13.3. Pelletizing, Transportation, and Disposal Obligation. ICL shall give Seller at least 12 months notice of the date on which ICL expects Seller to commence Pelletizing of Ash Residue. Such notice shall provide Seller with an estimate of the quantities of fly ash and bottom ash to be produced on a weekly basis between such date and the Commercial Operations Date. ICL shall also give Seller prompt notice of any change in such date and any change in tonnage. Upon commencement of Seller's obligations to accept Ash Residue produced at the Facility, ICL shall provide and deliver 100% of such fly ash and bottom ash to a location to be described in Seller's plan for the Pelletizing Facility ("Acceptance Point") for delivery to the Pelletizing Facility. Seller shall cause such fly ash and bottom ash to be Pelletized, loaded into rail cars used to deliver coal to the Site, transported to the Ash Disposal Site and disposed of at the Ash Disposal Site.

      13.4. Quantity and Removal Schedules.

            (a) Quantity. ICL estimates that the quantity of fly ash to be delivered to the Acceptance Point for Pelletizing shall be approximately 144,000 Tons per Operating Year, and that the quantity of bottom ash to be delivered to the Acceptance Point for Pelletizing shall be approximately 16,000 Tons per Operating Year.

            (b) ICL will provide estimates of the quantities of fly ash and bottom ash to be removed by Seller at the same time and for the same periods as provided for coal requirements pursuant to Section 4.2. ICL will provide Seller with a definitive estimate of the quantity of fly ash and bottom ash to be removed during any month at the same time an Order for coal is submitted pursuant to Section 4.3.

      13.5 Quality of Ash Residue.

            (a) ICL agrees that the specifications and handling characteristics of the fly ash and bottom ash will be in compliance with Exhibit 13.5 attached hereto.

            (b) ICL shall reimburse Seller for all reasonable additional costs incurred by Seller in Pelletizing or disposing of fly ash or bottom ash which is the result of noncompliance with Exhibit 13.5 except to the extent such deviation in specifications is the result of the quality of the coal delivered by Seller hereunder.

            (c) ICL represents and warrants that (i) the fly ash and bottom ash as delivered to Seller will consist only of the reaction products resulting from the burning of Seller's coal or substitute coal of comparable quality in the Facility, including byproducts of the sulfur removal process, and (ii) such fly ash and bottom ash will be free of any foreign or extraneous materials, except for the addition of lime, ammonia and waste water from the combustion process.

      13.6 Ash Disposal Site. Seller agrees to dispose of all Pelletized Ash Residue at landfills which are authorized by Permits to receive such Ash Residue outside the state of Florida unless ICL permits disposal within the state of Florida, and Seller agrees to dedicate sufficient landfill capacity to dispose of ICL's Ash Residue during the Term hereof. Seller's initial Ash Disposal Site is located near Ivel, Kentucky, and is further described on Exhibit 13.6. Seller will provide regular reports to ICL on the status of all Permits, and will provide ICL with access to applications for Permits, correspondence relating thereto, and of draft Permits and copies of final Permits relating to the Ash Disposal Site. ICL agrees that all such documents shall be subject to the provisions of Section 21.10. Seller represents and warrants that it will obtain all necessary Permits for the disposal of Ash Residue at the initial or any subsequent Ash Disposal Site utilized or as may be required for any other method of such disposal utilized by Seller. Seller further represents and warrants that it will comply with all Applicable Laws relating to receiving, removal, transporting, and disposing of Ash Residue.

      13.7. Pelletizing, Storage and Weighing.

            (a) Pelletizing Activities. The activities of Seller or Seller's subcontractor at the Site shall not interfere with the operations of ICL at the Facility or any other operations at the Site. ICL shall use reasonable efforts to coordinate the unloading of coal with the loading of Pelletized Ash Residue.

            (b) Storage of Unpelletized Ash. ICL will construct a storage silo for fly ash with a minimum capacity of 4,000 Tons, with a discharge rate of 250 Tons per hour. ICL will construct a storage building for bottom ash with a storage capacity of a minimum 130 Tons. ICL will provide all equipment required for delivery of the fly ash and bottom ash to the Acceptance Point for the Pelletizing Facility.

            (c) Weighing. Using certified scales, ICL will determine the weight of the Ash Residue as delivered to the

      Acceptance Point, and will deliver a statement of such weight to Seller within 24 hours after such delivery. Such scales will be certified, maintained, and operated in accordance with the Association of American Railroads' Scale Handbook. Such weights will be used to calculate the Ash Residue Disposal Fee provided for in Section 13.9. If ICL's scales are inoperable for any reason, ICL shall be responsible for the cost of weighing Ash Residue utilizing other certified scales.

            (d) [Not used]

            (e) [Not used]

            (f) It is agreed that Seller shall be responsible for any demurrage payable to CSX as a result of empty OTH Cars remaining at the Site at the request of Seller for the purpose of loading Pelletized Ash Residue.

            (g) The Transportation Agreement provides for the transportation of Pelletized Ash Residue from the Site to the Ash Disposal Site.

      13.8 Seller's Right To Utilize Alternative Ash Residue Disposal Methods. It is the intent of the Parties to provide Seller with the option to dispose of the Ash Residue utilizing methods different from those provided for in this
Article XIII. Such alternative methods shall be subject to ICL's prior written consent, not to be unreasonably withheld. It shall not be unreasonable to withhold consent if after considering all relevant factors, ICL reasonably determines that it would be materially adversely affected by such alternative plan. Such alternative methods of disposal shall include without limitation the sale of the Ash Residue for commercial use. Seller shall provide ICL with a detailed plan for any such proposed alternative disposal method for the Ash Residue and shall provide such additional information related to such plan as ICL shall reasonably request. Seller agrees that it will endeavor but not be obligated to find ways to recycle and market Ash Residue as contemplated by this Section.

      13.9. Ash Residue Disposal Fee. ICL agrees to pay Seller Base Ash Residue Disposal Fee of $32.93 as of January 1, 1992 per Ton of fly ash and bottom ash weighed as it is delivered to the Acceptance Point of the Pelletizing Facility. The Base Ash Residue Disposal Fee includes: (i) all costs of delivery of Ash Residue from the Acceptance Point to the Pelletizing Facility; (ii) all costs of Pelletizing; (iii) the Ash Waste Rate payable to CSX for transporting the Pelletized Ash Residue to the Disposal Site as provided in Appendix A to the Transportation Agreement; and (iv) disposal costs at the Disposal Site. The Base Ash Residue Disposal Fee shall be adjusted as of the Quarterly Adjustment Dates in the same manner as the Transportation Price is adjusted pursuant to Section
7.5 hereof, and as adjusted shall be known as the Current Ash Residue Disposal Fee. ICL agrees to pay Seller the Administrative Charge on the adjusted Ash Waste Rate payable to CSX for transportation of the Ash Residue.

      13.10. Permits For Ash Residue Disposal Site.

            (a) Obtaining of Permits. ICL and Seller will cooperate in developing the data necessary for Seller to obtain the Permits or modified Permits required in connection with the Pelletizing, transportation, and disposal of Ash Residue. ICL and Seller agree to cooperate in the Permit application process to ensure that the Permits for the Ash Residue Disposal Sites will allow for the disposal of Ash Residue having the chemical composition set forth in
      Exhibit 13.5. If the Ash Residue is not in compliance with Seller's Permits, Seller shall immediately notify ICL and the Parties shall meet to determine the cause of such non-compliance. If such non-compliance is the result of coal supplied by Seller, Seller shall continue to be required to dispose of such Ash Residue and shall bear any additional costs and fines resulting from such disposal. If the Ash Residue is not in compliance with Seller's Permits due to constituents added by ICL, Seller and ICL shall cooperate in determining and implementing a cure to such non-compliance and ICL shall bear any additional costs and fines resulting from such non-compliance including interim disposal costs in excess of Seller's normal disposal costs.

            (b) Testing by Seller. Seller shall test the performance and impact of the Ash Residue Disposal Sites periodically to the extent such testing is required by Applicable Laws. Testing shall include ground water monitoring and water leaching tests as required by law.

            (c) Testing by ICL. ICL shall test the Ash Residue at the Facility every three months. Testing shall include the EPA toxicity test and the TCLP leaching test. ICL shall provide Seller with results of such tests as soon as available. Seller shall have the right at its own expense to test the Ash Residue more frequently if necessary in its discretion or in order to ensure compliance with the Seller's Permits and Applicable Laws. Seller recognizes that the chemical composition of the fly ash will be determined by the characteristics of the ash in the coal delivered hereunder, except for the addition of lime, ammonia and waste water.

      13.11. Ash Residue From Replacement Coal. Subject to the limitations of Seller's Permits and Applicable Laws, Seller shall have a continuing obligation to accept, Pelletize, transport and dispose of Ash Residue produced from the burning of replacement coal purchased by ICL pursuant to Section 3.4. If such replacement coal is purchased for the reason specified in Section 3.4(a), ICL shall be responsible for the transportation of such Ash Residue to the Ash Disposal Site, and ICL shall pay Seller the Current Ash Residue Disposal Fee less the adjusted Ash Waste Rate payable to CSX. If such replacement coal is purchased for the reasons specified in Section 3.4(b), (c) or (d), Seller shall be paid the Current Ash Residue Disposal Fee specified in Section 13.9. ICL shall pay Seller the Administrative Charge on Ash Waste Rates paid by Seller. Seller shall have the right to make such arrangements as it deems appropriate for the transportation and disposal of such Pelletized Ash Residue. The provisions of this Section 13.11 shall not be construed to limit other rights and remedies of the Parties hereto including the right to terminate this Agreement under applicable legal principles by reason of the events specified in
Section 3.4(a).

      13.12. Damages for Failure of Seller to Pelletize, Transport and Dispose of Ash Residue. If Seller shall fail to take delivery of at the Acceptance Point, Pelletize, transport, and dispose of any Ash Residue as required under this Agreement (unless such failure shall be excused by Force Majeure) and if such failure is not remedied within 120 hours of written notice given by ICL to Seller, ICL shall have the right to purchase replacement Ash Residue removal, transportation, and disposal services from alternative sources to the extent and for the duration reasonably necessary to enable ICL to replace the services not provided by Seller. Upon notice by ICL, Seller shall use its best efforts to assist ICL in finding and acquiring such services from alternative sources. In the event that ICL purchases replacement Ash Residue removal, transportation, or disposal services pursuant to this Section 13.12 which is not excused by Force Majeure, Seller shall reimburse ICL for (i) any fines or penalties that ICL incurs under any Applicable Laws as a result of such failure by Seller, and (ii) the excess, if any, of the reasonable net costs incurred by ICL for the purchase of such replacement services over the costs that otherwise would have been incurred for the removal, transportation, or disposal of Ash Residue under the terms of this Agreement. Seller shall have the right to audit and verify such costs of replacement services purchased by ICL.

      13.13. Title and Risk of Loss. Title to and risk of loss with respect to the Ash Residue to be removed, transported, and disposed of hereunder shall pass from ICL to Seller upon delivery of such Ash Residue at the Acceptance Point of the Pelletizing Facility.

      13.14. Hazardous Ash Residue. Except as provided in this Section 13.14, Seller shall not be required at any time to accept, Pelletize, transport or dispose of any Ash Residue hereunder which is reclassified as a hazardous waste under Applicable Laws. If Ash Residue is reclassified as a hazardous waste, Seller shall submit to ICL a proposal as soon as possible containing the terms under which Seller will arrange for the Pelletizing, transportation and disposal of such hazardous Ash Residue, which proposal may include an increase in the Ash Residue Disposal Fee provided for in Section 13.9 based on additional costs reasonably incurred as a result of Pelletizing, transporting, and disposing of such hazardous Ash Residue. If ICL accepts Seller's proposal, an amendment to this Agreement shall be executed embodying the terms of such proposal. If ICL rejects Seller's proposal, either Party may terminate this Article XIII relating to disposal of Ash Residue without further liability to the other Party.

      13.15. Noncomplying Ash Residue other than Hazardous Ash Residue. Except as provided in this Section 13.5, Seller shall not be required at any time to accept, Pelletize, transport and dispose of any Ash Residue which is reclassified by Applicable Laws to a category similar to that of a hazardous waste if such reclassification causes such Ash Residue to violate existing Permits of Seller or if such reclassification otherwise prevents Seller from carrying out its Ash Residue disposal obligations hereunder. If Ash Residue is reclassified to such category and cannot be disposed of under Seller's existing permits, Seller shall submit to ICL a proposal as soon as possible containing terms under which Seller would modify its Permits to allow Seller to accept, Pelletize, transport and dispose of such reclassified Ash Residue, which proposal may include an increase in the Ash Residue Disposal Fee based on Seller's additional costs reasonably incurred as a result of Pelletizing, transporting and disposing of such reclassified Ash Residue. If ICL accepts Seller's proposal, an amendment to this Agreement shall be executed embodying the terms of such proposal. If ICL rejects Seller's proposal, the dispute shall be subject to Dispute Resolution under Article XX.

      13.16. Governmental Impositions. In the event Seller's costs of Pelletizing, transporting, handling or disposing of the Ash Residue are increased after the date of this Agreement due to (1) the enactment or adoption of new federal, state or local laws or regulations; (2) the amendment of existing federal, state or local laws or regulations; or (3) judicial or administrative decisions affecting the interpretation and enforcement of existing laws or regulations, the Current Ash Residue Disposal Fee shall be increased by an amount necessary to reimburse Seller for such cost increases. Seller shall submit to ICL substantiating documentation to show the cause and amount of such cost increases. Seller shall notify ICL of any such cost increases. Such cost increases shall be billed to ICL as a part of Seller's regular monthly billings pursuant to Section 9.1. ICL will have full audit rights to verify Seller's claim under this provision.

      13.17 Seller's Right To Subcontract The Pelletizing Facility. If Seller exercises the right to Pelletize Ash Residue pursuant to Section 13.1, Seller expects to enter into a subcontract with a third party for the purpose of constructing and operating the Pelletizing Facility. Any such subcontract with a third party shall be subject to ICL's prior written approval, such approval not to be withheld unless ICL reasonably determines that, considering all relevant factors it is or would be materially adversely affected by such subcontract. In the event Seller desires to enter into any such arrangement, Seller shall (i) inform ICL of the identity of the party to provide such services, (ii) provide to ICL copies of all proposed agreements between Seller and such third party (except that Seller shall not be required to disclose the financial terms, or terms subject to confidentiality obligations of such agreements) and (iii) provide ICL with such other information about such third party as ICL may reasonably request. ICL's approval of such subcontract shall not constitute ICL's release of Seller from any of its obligations hereunder or approval of the quality of such third party's performance.

      13.18. ICL's Option to Acquire the Pelletizing Facility. In the event this Agreement terminates for any reason, ICL shall have the following options:

            (a) If the Pelletizing Facility is owned by Seller, ICL shall have the option to acquire ownership of the Pelletizing

      Facility upon payment to Seller of a mutually agreed upon price. Upon such payment by ICL, the lease described in Section 13.2, if in effect, shall be terminated.

            (b) If the Pelletizing Facility is operated by a third party under contract with Seller, ICL shall have the option to require Seller to assign such contract for operations to ICL or its designee. Seller hereby agrees that it will cause any such contract to be assignable to ICL.

            (c) The options set forth in this Section 13.18 shall be exercised by the giving of written notice by ICL to Seller within 30 days following termination of this Agreement.

                                  ARTICLE XIV
                              DEFAULT AND REMEDIES

      14.1 Events of Default. An event of default ("Default") under this Agreement shall be deemed to exist upon the occurrence of any one or more of the following events:

            (a) Failure by either Party to make payment of any amount due the other Party under this Agreement, which failure continues for a period of 30 days (the "Cure Period") after written notice of such nonpayment (unless payment of such amount is contested or otherwise disputed in good faith in accordance with the provisions of this Agreement);

            (b) Seller's unexcused failure to cause the delivery of quantities of coal set forth by ICL on Orders submitted pursuant to Section 4.3 such that there exists during any


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      consecutive 12 month period an aggregate unexcused deficiency of 100,000
      Tons.

            (c) Seller's unexcused failure to accept and remove from the Site an aggregate unexcused quantity of 10,000 Tons of Ash Residue during any consecutive 12 month period.

            (d) The failure of Seller to provide Adequate Assurances within thirty (30) days as specified in Section 6.3, Section 6.4, or Section 6.5(a), and such failure continues for the Cure Period.

            (e) The continuing failure of either Party to perform any other material covenant, agreement or undertaking provided for in this Agreement, and such failure continues for the Cure Period after a notice has been given by the Party asserting that the other Party is in Default (such notice shall state that it is a "Notice of Default" hereunder) unless such Default could not have been corrected within such 30 day period and the Party in Default can demonstrate that steps have been taken to cure the Default within a reasonable period of time (which shall not exceed 90 days) and the Party in Default proceeds with all due diligence to cure the Default within a reasonable period of time (the "Extended Cure Period").

            (f) An assignment of this Agreement which is not permitted or consented to pursuant to Article XVIII.

      14.2 Remedies for Default. Upon the occurrence and during the continuance of a Default under Section 14.1, the Party not in


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

Default shall be entitled to any of the following remedies in addition to any other remedies otherwise provided by law:

            (a) To effect a termination of this Agreement (a "cancellation" within the meaning of Section 2-106(4) of the UCC) by written notice to the Party in Default upon the expiration of any applicable Cure Period, or Extended Cure Period if applicable.

            (b) Upon a showing that its remedy at law is inadequate, to obtain an order compelling specific performance of this Agreement and injunctive relief restraining any actual or threatened breach of any material obligation of the other Party under this Agreement, subject to the requirements of Applicable Law relating to such remedy.

            (c) In the case of a Default of ICL in the payment of amounts due to Seller hereunder, Seller shall have the following remedies in addition to those otherwise specified in Section 9.2 or in this Section 14.2: (i) to recover interest as specified in Section 9.2 hereof; and (ii) to recover damages incurred by Seller as a result of such Default as specified in the UCC.

      14.3 Other Defaults and Remedies.

      In the case of the event described in Section 3.4, Seller shall be liable for damages specified in the UCC to the extent applicable. Seller shall be afforded a reasonable opportunity to provide substitute coal to mitigate its costs of cover and any other applicable damages, subject to the reasonable determination


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

of ICL that the quality of such substitute coal is suitable for burning at the Facility.

      14.4 Disclaimer of Certain Damages. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF THE PERFORMANCE OF OR DEFAULT ARISING UNDER THIS AGREEMENT WHETHER BASED UPON CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY), WARRANTY OR ANY OTHER LEGAL THEORY.

      14.5 Limitation of Liability. Seller accepts the limitation on liability of the "FPL Entities" to Seller as set forth in Section 18.3 of the FPL Power Purchase Agreement.

      14.6 Waiver of Default. Either Party may waive a Default by the other Party, provided that no such waiver shall be binding unless reduced to writing, and any such waiver shall be deemed to extend only to the particular Default waived and shall not limit or otherwise affect any rights that either Party may have with respect to any prior or subsequent Default.

      14.7 Cumulative Remedies. Except as otherwise expressly provided herein, none of the remedies provided in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to herein or otherwise available to either Party at law or in equity. Remedies for deficiencies in the quality of coal shall be limited to those set forth in
Article VI.


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

                                   ARTICLE XV
                   REPRESENTATIONS, WARRANTIES AND COVENANTS

      15.1 Seller's Representations and Warranties. In addition to the representations and warranties contained in Sections 3.2 and 6.1, Seller represents and warrants as follows:

            (a) That Seller is a corporation organized, validly existing and in good standing under the laws of the State of Delaware with full power and authority to enter into this Agreement.

            (b) That the persons executing and delivering this Agreement on Seller's behalf are acting pursuant to proper authorization, and this Agreement is the valid and binding obligation of Seller and is enforceable in accordance with its terms.

            (c) That Seller will apply for and use its best efforts to obtain on a timely basis all Permits necessary to perform its obligations under this Agreement, and that Seller will use its best efforts to comply with all Applicable Laws relating to performance under this Agreement. Seller expects that the Permits will be issued on a timely basis.

            (d) The Ash Disposal Site described in Article X (or Article XIII, if applicable) has sufficient capacity to receive all of the Ash Residue produced by the Facility during the Term hereof.

      15.2 Representations and Warranties of ICL. ICL warrants and represents as follows:


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

            (a) That ICL will apply for and use its best efforts to obtain on a timely basis all Permits necessary to construct and operate the Facility, and that ICL will use its best efforts to comply with all Applicable Laws relating to the Facility. ICL expects that such Permits will be issued on a timely basis.

            (b) That ICL is a Limited Partnership organized, validly existing and in good standing under the laws of Delaware with full power and authority to enter into this Agreement, and that its General Partners are Palm Power Corporation, with 49% of the partnership interests, an indirect wholly-owned subsidiary of Bechtel Group, Inc., Toyan Enterprises, Inc., with 49% of the partnership interests, an indirect wholly-owned subsidiary of Pacific Gas & Electric Company; and PG&E Generating Company, a subsidiary of Pacific Gas & Electric Company; with 2% of the partnership interests; that all such corporate partners are validly existing, are in good standing under their law of incorporation. It is understood that ICL may admit additional partners, subject to the restrictions in Article XVIII, and will promptly notify Seller of the identity of such partners and the percentage of ownership of each.

            (c) That the person executing and delivering this Agreement on ICL's behalf is acting pursuant to proper authorization and that this Agreement is the valid and binding


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

      obligation of ICL and is enforceable in accordance with its terms.

      15.3 Exclusions of Warranties. SELLER HEREBY DISCLAIMS AND ICL HEREBY WAIVES ANY AND ALL IMPLIED WARRANTIES RESPECTING THE QUALITY OF COAL DELIVERED HEREUNDER, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF
MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

      15.4 Special Covenants of Seller. In addition to all other covenants of Seller made herein, Seller hereby covenants and agrees as follows:

            (a) Seller will provide the following to the Financing Parties at the Financing Closing Date: (i) A certificate that all representations and warranties of Seller hereunder are true and correct in all material respects and are in full force and effect as of such date of closing, and that Seller has not received a Notice of Default from ICL hereunder; and
      (ii) the consent or agreement and any amendment or addition to this Agreement described in Section 18.3(b).

      15.5 Covenants of Good Faith. Each Party hereby covenants that all actions in carrying out the provisions of this Agreement will in each instance be taken in good faith and in a spirit of commercial reasonableness.


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

                                  ARTICLE XVI
                                 INDEMNIFICATION

      16.1 Seller Indemnity. Seller agrees to defend, indemnify and hold harmless ICL, from and against any and all liabilities (including third party liabilities), lawsuits, claims, damages, losses, fines, penalties and assessments by any public agency, costs and expenses (including costs and expenses of defense, settlement and reasonable attorneys' fees), which are incurred by ICL (i) as a result of Seller's material violation of any Applicable Laws relating to Seller's performance under this Agreement; (ii) as a result of Seller's fault or negligence to the extent that it renders Seller liable to ICL under law for such liabilities, or (iii) as a result of any breach by Seller of any warranties, representations or covenants hereunder, except to the extent that any such damages, losses or expenses are the result of the fault, negligence or failure to comply with this Agreement by ICL.

      16.2 ICL Indemnity. ICL agrees to defend, indemnify and hold harmless Seller from and against any and all liabilities (including third party liabilities), lawsuits, claims, damages, losses, property damage, fines, penalties and assessments by any public agency, costs and expenses (including costs and expenses of defense, settlement and reasonable attorneys' fees), which are incurred by Seller (i) as a result of ICL's material violation of any Applicable Laws relating to ICL's performance under this Agreement; (ii) as a result of ICL's fault or negligence to the


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

extent that it renders ICL liable to Seller under law for such liabilities; or
(iii) as a result of any breach by ICL of any warranties, representations or covenants hereunder, except to the extent that any such damages, losses or expenses are the result of the fault, negligence or failure to comply with this Agreement by Seller.

      16.3 Effect of Indemnification. The indemnification provided for in this
Article XVI shall not provide an alternative remedy for any failure to deliver coal hereunder or for any deficiencies in the quality of coal delivered hereunder or for any liabilities, damage or losses which are expressly addressed in any other Article or Section of this Agreement; the remedies expressly provided for in such other Article or Section of this Agreement shall, to the extent applicable, govern the rights and obligations of the Parties instead of the remedies provided for in this Article XVI.

      16.4 Notice and Legal Defense. Promptly upon receipt by a party entitled to indemnification under this Article XVI (the "Indemnified Party") of any claim as to which such indemnification may be applicable ("Claim"), the Indemnified Party shall notify the other party (the "Indemnifying Party") of such fact in writing with the details of such Claim. The Indemnifying Party shall assume the defense thereof with counsel of its choice, subject to the reasonable approval of the Indemnified Party. If the parties against whom the Claim is asserted include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party shall have reasonably concluded that there may be legal defenses


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

available to it which are different from, additional to or inconsistent with, those available to the Indemnifying Party, the Indemnified Party shall have the right to select separate counsel to participate in the defense of such Claim on behalf of such Indemnified Party, at the Indemnifying Party's expense to the extent the Claim in question is properly to be indemnified by the Indemnifying Party. The Indemnified Party shall retain authority, in the reasonable exercise of its discretion, to (i) review communications with and submission of any documents to any court or governmental authority having jurisdiction over the Claim; and (ii) approve any settlement of the Claim.

      16.5 Failure to Defend Claim. Should the Indemnified Party be entitled to indemnification under this Article XVI as a result of a Claim by a third party, and should the Indemnifying Party fail to assume the defense of such Claim, having received notice as required by Section 16.4, the Indemnified Party may at the expense of the Indemnifying Party contest (or, with the prior written consent of such Indemnifying Party, not to be unreasonably withheld, settle) such Claim; provided, that no such contest need be made, and settlement or full payment of any such Claim may be made without consent of the Indemnifying Party (with such Indemnifying Party remaining obligated to indemnify the Indemnified Party under this Article XVI) if, in the written opinion of the Indemnified Party's counsel, such Claim is meritorious.

      16.6 Joint Cause. If any Claims for indemnity arising out of Section 16.1 or Section 16.2 are caused by joint and concurring


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

acts or omissions of Seller and ICL, the liability of Seller and ICL therefor shall be apportioned according to their respective degrees of fault.

      16.7 Survival. The provisions of this Article XVI shall survive the termination, cancellation or expiration of this Agreement, subject to applicable statutes of limitation.

                                  ARTICLE XVII
                                    NOTICES

      17.1 Notices. Any notice required or permitted under this Agreement shall be in writing, shall be deemed to have been duly given on the date of receipt, and shall be either served personally on the party to whom notice is to be given, delivered by any recognized courier service, sent by telecopy or fax, or mailed to the party to whom notice is to be given, by first class registered or certified mail, return receipt requested, postage prepaid. Notices shall be addressed to the addressee at the address stated opposite its name below, or at the most recent address specified by written notice given to the other party in the manner provided in this Section 17.1:

                   If to ICL:

                   Indiantown Cogeneration, L.P.
                   c/o U.S. Generating Company
                   7475 Wisconsin Avenue
                   Bethesda, MD 20814
                   Attention: Chief Executive Officer


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

                   If to Seller:

                   Costain Coal Inc.
                   249 East Main Street-Suite 200
                   Lexington, Kentucky 40507
                   Attn: President-Eastern Division

A copy of any notice required by this Agreement to be given to ICL shall at the same time and in the same manner also be provided by Seller to any Financing Party whose name and address ICL has given to Seller under the provisions of this Section 17.1.

                                 ARTICLE XVIII
                                   ASSIGNMENT

      18.1 General.

            (a) Except as provided in this Article XVIII, the rights and obligations of the Parties, including any rights to monies or payments, may not be assigned or delegated by either Party except upon the express written consent of the other Party.

            (b) If an assignment is made in accordance with this Article XVIII, this Agreement and the respective rights and obligations of the Parties shall be binding upon and inure to the benefit of the respective successors and assigns of the Parties.

      18.2 Seller's Right to Assign.

            (a) Seller shall have the right, without the consent of ICL, to assign payments due from ICL under this Agreement to any third party upon written notice given to ICL, provided that such assignment shall not be deemed to include any of


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

      Seller's obligations hereunder and shall not confer any rights against ICL under this Agreement on such assignee.

            (b) Seller shall have the right, without the consent of ICL, to assign any or all of its rights and delegate any of its obligations hereunder to a parent, subsidiary or affiliated company or a successor of substantially all of the assets of Seller by way of merger, consolidation or sale of assets, provided that Seller shall not be released from its obligations hereunder without the consent of ICL.

            (c) Seller shall have the right, but only with the consent of ICL, which shall not be unreasonably withheld, to assign all of its rights and interests and delegate all of its obligations under this Agreement to a third party not referred to in Section 18.2(b).

      18.3 ICL's Right to Assign.

            (a) Assignment Other Than to Financing Parties. ICL shall have the right to assign all of its rights and interests


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

      and delegate all of its obligations under this Agreement to any entity that assumes ownership or operational control of the Facility, provided that any such assignment shall be subject to the consent of Seller which consent shall be granted provided that the proposed assignee: (i) is, or shall become by virtue of the assignment, the owner, operator or lessee of the Facility, (ii) agrees in writing to be bound by and to assume the terms and conditions of this Agreement and any and all obligations of Buyer to Seller arising or accruing hereunder from and after the date of such assignment, (iii) has, in the reasonable judgment of Seller, the financial substance to perform ICL's obligations under this Agreement,
      (iv) has, in the reasonable judgment of Seller, the operational skill and ability to perform ICL's obligations under this Agreement, (v) has agreed in writing that it will not, (either directly or indirectly through swaps, brokerage, or other means) (A) permit coal owned by or obtained from itself or an affiliate to be used in the Facility during the Term hereof, or (B) during the Term hereof, itself provide, or utilize the services of an affiliate to provide, the Ash Residue disposal services to be provided by Seller hereunder. For this purpose, "affiliate" shall mean any person or entity that (1) directly or indirectly controls, is controlled by, or is under common control with the entity to which this Agreement is assigned, or (2) any person or entity, including without limitation a joint venture, in which any person or


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

      entity referred to in the foregoing clause (1) owns an equity interest or 10% or more. If the interest of ICL in this Agreement shall be assumed, sold or transferred as hereinbefore provided, ICL shall be released and discharged from only those obligations to Seller arising or accruing hereunder from and after the date of such assumption, and ICL shall not be released and discharged from and shall remain liable for any and all obligations to Seller arising or accruing hereunder prior to such assumption, unless such obligations are expressly assumed by the assignee. Upon and after the assignment and assumption described in this Section 18.3(a), Seller shall continue this Agreement with the assuming party as if such person had thereafter been named as ICL under this Agreement. Partnership interests in ICL may be transferred (directly or indirectly through transfer of ownership or control of partners of ICL) provided reasonable assurance shall have been given to Seller that the transferee will not engage in activities described in sub-clauses (A) and (B) of clause (v) of this paragraph 18.3(a).

            (b) Assignment to Financing Parties. The Parties acknowledge that ICL intends to finance the construction of the Facility by non-recourse "project financing," and that the Financing Parties will require such financing to be secured by a first lien upon the Facility and other assets of ICL, including a collateral assignment of this Agreement and all rights and obligations of ICL hereunder. Accordingly, this

      Agreement may be assigned as collateral by ICL to any Financing Parties and their successors and assigns upon reasonable advance written notice to Seller and without further consent of Seller; provided that ICL shall provide Seller with copies of the agreements making such assignments upon their execution. In order to facilitate the obtaining of such financing, Seller hereby confirms its agreement that in the event of any Default on the part of ICL of any provision of this Agreement or the occurrence of any other event which Seller may claim as grounds for canceling this Agreement, Seller (having received prior written notice of the name and address of the Financing Parties) will give written notice thereof to such Financing Parties. The Cure Period specified in Section 14.1(a) as applicable to the Financing Parties shall be sixty (60) days. Seller agrees to execute a Consent and Agreement or similar document with respect to a collateral assignment of this Agreement pursuant to a request of the Financing Parties on terms reasonably acceptable to Seller, and shall provide such information relating to its ability to meet its obligations under this Agreement as the Financing Parties may reasonably request.

            (c) Default Under Financing Documents. If ICL commits an event of default under the Financing Documents which results in a foreclosure and lease or sale of the Facility under rights granted to the Financing Parties, the interest of ICL in the Facility and this Agreement may be assigned to a successor owner and operator (hereinafter called "Assignee"), with the consent of Seller which consent shall be granted provided that (i) the proposed Assignee agrees in writing to be bound by and to assume the terms and conditions of this Agreement, has agreed in writing that it will not (either directly or indirectly through swaps, brokerage, or other means) (A) permit coal owned by or obtained from itself or an affiliate to be used in the Facility during the Term hereof, or (B) during the Term hereof, itself provide, or utilize the services of an affiliate to provide, the Ash Residue disposal services to be provided by Seller hereunder. For this purpose, "affiliate" has the meaning set forth above in
Section 18.3 (a). Upon and after the assignment and assumption described in this
Section 18.3(c), Seller shall continue this Agreement with the new operator as if such person had thereafter been named as ICL under this Agreement.

      18.4 Curing of Prior Defaults. In the case of any assignment under this
Article XVIII, any consent required and granted shall be subject to the condition that the party consenting thereto shall be provided with reasonable assurances satisfactory to such party that


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

any existing Defaults or unperformed obligations will be cured or performed by either the assignor or the assignee.

                                  ARTICLE XIX
                                   INSURANCE

      19.1 Seller Coverages. Seller shall obtain and maintain, or cause to be obtained and maintained as a minimum during the term of this Agreement the following insurance in form and with insurance companies acceptable to ICL, and with ICL named as an additional insured, and with such deductibles and retentions as may be reasonable and customary under Seller's usual practices:

            (a) Comprehensive General Liability Insurance with bodily injury and property damage combined single limits of at least $5,000,000 per occurrence. Such insurance shall include, but shall not necessarily be limited to, specific coverage for contractual liability encompassing the indemnification provisions in Section 16.1 hereof, broad form property damage liability, personal injury liability, explosion and collapse hazard coverage, products/completed operations liability, and, where applicable, watercraft protection and indemnity liability; and

            (b) Comprehensive Automobile Liability Insurance with bodily injury and property damage combined single limits of at least $5,000,000, per occurrence, covering vehicles owned, hired or non-owned.

            (c) The amounts of insurance required in this Section 19.1 may be satisfied by Seller purchasing primary coverage in the amounts specified or by buying one or more excess Umbrella type policies, together with lower limit primary underlying coverage. The failure to comply with the insurance provisions of this Agreement shall not limit or relieve Seller from indemnifying and holding harmless ICL as provided by any provision of this Agreement.

      19.2 Certificates. Seller shall provide ICL with certificates of insurance pertaining to any insurance policies purchased to satisfy Seller's obligations under this Article XIX.

      19.3 Required ICL Insurance Coverages. ICL shall obtain and maintain the insurance coverages specified in Section 16.0 of the FPL Power Purchase Agreement. A copy of such Section 16.0 is attached as Exhibit 19.3.

                                   ARTICLE XX
                               DISPUTE RESOLUTION

      20.1 Negotiations to Resolve Disputes. If any dispute or claim arises between the Parties to this Agreement, the Parties shall endeavor in good faith to resolve such dispute or claim by negotiations.

      20.2 Arbitration. Any dispute or claim arising out of or related to this Agreement or any alleged Default arising hereunder which is not resolved by negotiations, shall be settled by


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

arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA Rules").

      20.3 Appointment of Arbitrators. The Party initiating an arbitration proceeding shall file a written notice thereof in accordance with the Commercial Arbitration Rules of the AAA, which notice shall contain the name, address and telephone number of its designated arbitrator. The respondent shall file its answering statement within the time and in the manner specified in the AAA Rules, and shall include with such answering statement the name, address and telephone number of its designated arbitrator. The two arbitrators thus appointed shall appoint a third neutral arbitrator within 30 days after the designation of the second party-appointed arbitrator. If a neutral arbitrator is not appointed within such 30-day period by the two party-appointed arbitrators, the AAA Rules governing appointment of a neutral arbitrator from a panel shall be applicable, and a neutral arbitrator shall be appointed pursuant to such AAA Rules.

      20.4 Conclusion of Arbitration Proceedings. The Parties shall proceed with the arbitration expeditiously and shall direct the arbitration panel to take all steps reasonably necessary to conclude all proceedings thereunder, including any hearing, in order that a decision may be rendered within 120 days from the filing of the demand for arbitration by the initiating Party. The award of the arbitration panel will be final and binding on both Parties and may be enforced in any court having jurisdiction over the Party against which enforcement is sought. Each Party shall bear its own expenses, including but not limited to counsel fees and the expenses of its designated arbitrator, except that all expenses of the arbitration shall be apportioned in the award of the arbitration panel based upon the respective merit of the claims of the Parties. The provisions of this
Article XX shall survive any termination or expiration of this Agreement.

                                  ARTICLE XXI
                            MISCELLANEOUS PROVISIONS

      21.1 Rounding. For purposes of all calculations pursuant to this Agreement, (i) amounts per Ton shall be rounded to the nearest one-tenth of one cent, (ii) amounts per million Btus shall be rounded to the nearest one-hundredth of one cent, (iii) all other amounts shall be rounded to the nearest third place after the decimal, and (iv) if the fourth place after the decimal point is 5 or greater, the third place shall be rounded up.

      21.2 Consequences of Termination. In the event of a termination of this Agreement pursuant to Section 2.5, Section 2.6 or Section 6.5(b), neither Party shall have any further obligation but no such termination shall excuse the payment of any amount due and owing by one Party to the other hereunder, nor shall such termination affect the survival provisions of Section 16.7 and
Section 20.4.


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

      21.3 Amendments; Waiver. This Agreement may not be amended, supplemented, or modified except by an instrument in writing signed by both of the Parties hereto. Any failure by either Party to enforce any provisions hereof shall not constitute a waiver by that Party of its right subsequently to enforce the same or any other provision hereof.

      21.4 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

      21.5 Governing Law. This Agreement shall in all respects be governed and construed in accordance with the laws of the State of Kentucky including all matters of construction, validity and performance.

      21.6 Independent Contractor; No Partnership. Seller shall be an independent contractor with respect to the sale of the coal, disposal of Ash Residue, and to the performance of its obligations hereunder. Nothing in this Agreement or the arrangement for which it is written shall constitute or create a joint venture, partnership, agency or any other similar arrangement between the Parties, and neither Party is authorized to act as agent for the other Party.


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

      21.7 Captions. Exhibits and the Table of Contents. Titles or captions of Sections contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend, describe or otherwise affect the scope or meaning of this Agreement or the intent of any provision hereof. All Exhibits attached hereto shall be considered a part hereof as though fully set forth herein.

      21.8 Entire Agreement. This Agreement contains the entire Agreement between the Parties with respect to the subject matter hereof. All previous agreements, representations, warranties, promises and conditions of sale are superseded by this Agreement.

      21.9 Counterparts. The Parties may execute this Agreement in two or more counterparts, which shall, in the aggregate, be signed by both the Parties; and each counterpart shall be deemed an original instrument as against any Party who has signed it.

      21.10 Confidentiality. Each Party shall retain in confidence the contents of this Agreement and any information obtained as a result of negotiation and performance of this Agreement which either Party identifies to the other as being proprietary or confidential in nature, except that ICL may disclose such information to any proposed Financing Parties, equity investors, or operators of the Facility (if other than ICL) and to consultants employed by any of such persons, and to FPL as required by the Power Purchase Agreement. Further, such information may be


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

disclosed when requested by a court or government agency, or to the extent required by state regulatory agencies, the Federal Energy Regulatory Commission, the Securities and Exchange Commission and the U.S. Environmental Protection Agency.

      21.11 Attorney Fees. The Parties agree that if one Party brings an action against the other with respect to this Agreement, including the resolution of disputes pursuant to arbitration under Article XX, the successful Party will be indemnified by the unsuccessful Party for all reasonable legal fees and other related expenses. Neither Party will be deemed successful in any action until
(i) a final order has been entered by the arbitrators, court or government agency having jurisdiction over such action and (ii) all appeals have been exhausted or rights to appeal have elapsed.

      21.12 Further Assurances. The Parties shall execute and deliver such additional documents and shall cause such additional action to be taken as may be reasonably necessary to carry out the purposes and intent of this Agreement.

      IN WITNESS WHEREOF, this Agreement is executed by the duly authorized representatives of the Parties, pursuant to the authority vested in them by the lawful action of their Boards of Directors, as of the date and year first above written.

ICL:                                      SELLER:
----                                      -------

INDIANTOWN COGENERATION, L.P.             COSTAIN COAL INC.


/s/ P. Chrisman Iribe                     By: /s/ Thomas H. Parker
----------------------------------        ----------------------------------
By: P. Chrisman Iribe                           Thomas H. Parker
    Senior Vice President                          President

Attest:                                   Attest:


/s/ [ILLEGIBLE]                           /s/ [ILLEGIBLE]
----------------------------------        ----------------------------------
ASSISTANT GENERAL COUNSEL                 Asst. Secretary
----------------------------------        ----------------------------------
             Title                                     Title

                          DESCRIPTION OF THE FACILITY

                                  EXHIBIT 1.5

      The Facility shall consist of all new major equipment, including one pulverized coal-fired boiler, and one steam turbine-generator. Two auxiliary noncoal-fired boilers will be built. When operating the coal-fired boiler shall be capable of generating 2.5 million pounds per hour of steam and 330 MW of electricity for sale to FPL. The Facility shall be designed, as generally described below, to provide an uninterrupted supply of steam to Caulkins Indiantown Citrus Company of up to 175,000 pounds per hour.

      The Facility shall include the following systems:

      Coal unloading and storage. Sufficient permanent storage shall be maintained to accommodate interruptions in coal deliveries of up to 30 days. Coal shakers will be provided to facilitate removal of the coal at the site.

      Fuel deliveries to the boilers. The fuel system shall be designed to minimize interruptions to boiler operations in the event of breakdowns of conveyors, pulverizers, or other equipment.

      Boiler. The boiler shall be designed to operate on pulverized coal, with natural gas, propane, or fuel oil as a backup fuel.

      Flue gas treatment. Particulate removal shall be achieved via baghouses. Sulfur dioxide reduction shall be achieved via dry-scrubbers (lime spray towers). Provision shall be made to repair flue gas dryer atomizers without shutdown of the entire boiler train.

      Ash removal and disposal. Bottom ash and fly ash will be collected and disposed of offsite in an environmentally acceptable way. Provision shall be made to prevent dust emissions.

      One steam turbine-generator. Normally, steam shall be delivered to Caulkins via an automatic extraction valve from an intermediate stage of the turbine. Provision shall be made to operate an auxiliary boiler and supply steam to Caulkins without interruption during a turbine-generator outage.

                                                                  Exhibit 2.4(d)

                                AMENDMENT NO. 2
                                       TO
                  AGREEMENT FOR THE PURCHASE OF FIRM CAPACITY
                               AND ENERGY BETWEEN
        INDIANTOWN COGENERATION, L. P. AND FLORIDA POWER & LIGHT COMPANY

THIS AMENDMENT NO. 2, effective July 15, 1992, hereby amends the Agreement For The Purchase of Firm Capacity and Energy between INDIANTOWN COGENERATION, L.P., ("ICL"), and FLORIDA POWER & LIGHT COMPANY ("FPL"), effective March 31, 1990, as amended by AMENDMENT NO. 1 thereto dated December 5, 1990 (such Agreement as amended hereinafter, the "Agreement").

                                  WITNESSETH:

WHEREAS, the Parties desire to amend the Unit Energy Cost Calculation, Appendix I to the Agreement, in order to clarify the methodology used to develop the escalation index and to make other revisions related thereto; and

WHEREAS, the Parties desire to amend certain provisions of Section 10.1 of the Agreement regarding the period of time certain books and records should be maintained by ICL and its suppliers; and

WHEREAS, the Parties desire to provide ICL with the option to provide a letter of credit to satisfy the reserve fund requirements of Section 21.2 of the Agreement.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements of the Parties hereinafter set forth, the Parties agree as follows:

1.0 Appendix I, UNIT ENERGY COST CALCULATION, to the Agreement is hereby deleted in its entirety and replaced with Appendix I attached hereto.

2.0 Section 3.5.2 of the Agreement is deleted in its entirety and replaced with the new Section 3.5.2 contained in item (A) of Exhibit A attached hereto.

3.0 The second sentence of Section 10.1 of the Agreement is hereby deleted in its entirety and replaced with a new sentence contained in item (B) of Exhibit A attached hereto.

4.0 Section 21.2 of the Agreement is hereby amended to add as an additional sentence, following the sixth sentence of such section, a new sentence contained in item (C) of Exhibit A attached hereto.

5.0   All other terms and conditions of the Agreement shall remain unchanged.

6.0 The parties acknowledge and agree that this Amendment No. 2 is contingent upon final approval of the Florida Public Service Commission and that in the event such approval is not obtained the above referenced Agreement shall remain in effect and unchanged without reference to this Amendment No. 2.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment No. 2 to be executed by their respective duly authorized officers.

FLORIDA POWER & LIGHT COMPANY             INDIANTOWN COGENERATION, L. P.


By: /s/ R. L. Taylor       7-27-92        By: /s/ P. Chrisman Iribe      7-23-92
    ------------------------------            ----------------------------------
    R. L. Taylor              Date            P. Chrisman Iribe             Date
    Vice President, Power Delivery            Senior Vice President

                                   APPENDIX I

                          UNIT ENERGY COST CALCULATION

I.1 Prior to the Commercial Operation Date, ICL and FPL shall agree on the relative weighting of anticipated costs for F.O.B. mine coal and the remaining cost components (i.e., coal transportation, lime supply and ash disposal) of the Unit Energy Cost, based on ICL's contracts for such items. Such relative weighting shall be included in the calculation in
      Section I.3 to determine the Unit Energy Cost for the first Agreement Year. Such Unit Energy Cost shall be retroactively adjusted as provided in
      Section I.2 subsequent to the end of the first Agreement Year.

I.2 At the end of each Agreement Year, based on the information provided by ICL pursuant to Section 8.4, BASIS FOR PAYMENT BY FPL, ICL shall provide FPL with the actual relative weighting of ICL's F.O.B. coal price and the remaining cost components of its Actual Energy Cost described in Appendix D, ICL's ACTUAL ENERGY COST. Such items shall be used to adjust the Adjusted Energy Cost for the Agreement Year immediately preceding such adjustment. It shall also be used as the estimated Unit Energy Cost for the subsequent Agreement Year.

I.3 For the period January 1, 1990 until the effects of the 1992 Shamrock and Ashland contract reopeners have been reflected in the weighted average St. Johns River Power Park (SJRPP) domestic Appalachian coal contract price for one full quarter ("Phase-1"), the Unit Energy Cost shall be $23.20/MWh, effective January 1, 1990, indexed quarterly, as shown on I.5. The index shall be composed of two parts, (a) the F.O.B. mine coal component, as set forth in (i) and (b) the remaining cost components, as set forth in (ii).

            (i) The F.O.B. mine coal component referenced in Section I.1, multiplied by the percent change in the F.O.B. mine spot price, from the first quarter of 1990 through the end of Phase-1 (based on the "Effective Purchase Price" ($/ton) as shown on FPSC form 423-2(a) or its equivalent, including quality adjustments, divided by the Btu content as shown on FPSC Form No. 423-2 and converted to units of $/million Btu, extended to three decimal places) for low/medium sulfur (0.60% to 2.00%), medium/high Btu (11,000 Btu/lb to 13,500 Btu/lb) coal, provided such coal comprises at least 20% of the total coal delivered to SJRPP during the quarter. If the total is less than 20% for a given quarter, the total will be supplemented with additional


                                    Page I1
                  quantities of domestic Appalachian spot coal from bid(s) shown on the quarterly "Evaluation Of Spot Coal Bids," which would be the next bid(s) which would have been accepted by FPL, if such purchases were actually made, and which meet the sulfur and Btu criteria set forth herein, up to the amount that would be needed to account for 20% of domestic Appalachian spot coal delivered at SJRPP for the quarter. The corresponding pricing from such additional quantities of coal together with the price of coal delivered to SJRPP will be used to develop the F.O.B. mine price for the quarter (see Example 1).

            (ii) The remaining cost components referenced in Section I.1 will be multiplied by the percentage change in the transportation index for carrier equipment contained in the then current rail transportation contract for the SJRPP. As of the effective date of this Agreement, the rail transportation index for the SJRPP is composed of the following weighted average index:

                  50% Rail Cost Adjustment Factor (RCAF) unadjusted for productivity, ICC, "Railroad Cost Recovery Procedures," prescribed by the ICC in Ex Parte No. 290 (Sub. No. 2) and published in the Title 49 of the Code of Federal Regulations, Part 1102, Section 1102.1, or as the same may hereafter be amended.

                  12.5% Producer Price Index (PPI) all commodities, Producer
                        Prices and Price Index Data, Monthly Report, U.S. Department of Labor, Bureau of Labor Statistics, U.S. Government Printing Office.

                  12.5% Gross National Product - Implicit Price Deflator, United
                        States Government Printing Office, Economic Indicators, prepared for the Joint Economic Committee by the Council of Economic Advisors.

                  12.5% Personal Consumption - Implicit Price Deflator, United
                        States Government Printing Office, Economic Indicators, prepared for the Joint Economic Committee by the Council of Economic Advisors.

                  12.5% Producer Price Index - Industrial


                                    Page I2

                        Commodities Less Fuel and Power Expenditures, Producer Prices and Price Index Data, Monthly Report, U.S. Department of Labor, Bureau of Labor Statistics, U.S. Government Printing Office.

I.4 Following Phase-I, and for the remaining term of this Agreement ("Phase-2"), the then current Unit Energy Cost shall be indexed quarterly, as shown on I.5. The index shall be composed of (i) the F.O.B. mine coal component referenced in Section I.1, or I.2, as appropriate, multiplied by the weighted average percent change from the last quarter of Phase-1 through the quarter for which the Unit Energy Cost is being calculated in
      (a) SJRPP's Appalachian coal contract(s)' (at least one year in duration) F.O.B. mine price (based on the "Effective Purchase Price" ($/ton) as shown on FPSC form 423-2(a), including quality adjustments, divided by the Btu content as shown on FPSC Form No. 423-2 and converted to units of $/million Btu, extended to three decimal places), for low/medium sulfur, medium/high Btu coal and (b) SJRPP's domestic Appalachian spot contract(s)' (less than one year in duration) F.O.B. mine price (based on the "Effective Purchase Price" ($/ton) as shown on FPSC form 423-2(a), including quality adjustments, divided by the Btu content as shown on FPSC Form No. 423-2 and converted to units of $/million Btu, extended to three decimal places), for low/medium sulfur, medium/high Btu coal plus (ii) the remaining cost components proportion referenced in Section I.1 or I.2, as appropriate, multiplied by the percent change in the transportation index for carrier equipment contained in the then current rail transportation contract for the SJRPP.

I.5 The following is a sample Unit Energy Cost calculation for first quarter 1996 using the criteria in this Appendix I:

      Assumptions (Phase-1):
      ----------------------

            Unit Energy Cost         $23.20/MWh             (1Q-90)
            % Coal (F.O.B. Mine)          50%
            % Other                       50%
            Shamrock/Ashland reopeners resolved
             during                                         (4Q-92)
            First full quarter reflecting the
             Shamrock/Ashland reopeners                     (1Q-93)
            End of Phase-1/beginning of Phase-2             (4/1/93)

      Calculation:
      ------------

            Average spot price for coal (F.O.B. Mine)


                                    Page I3

                  $1.050/Million Btu                        (1Q-90)
                  $1.100/Million Btu                        (1Q-93)

            Remaining Cost Components Index

                  100                                       (1Q-90)
                  120                                       (1Q-93)

            Unit Energy Cost                                (1Q-93)

                  Coal:
                        (23.20/2) x (1.100/1.050)  =     $12.15/MWh

                  Remaining Components:
                        (23.20/2) x (120/100)      =     $13.92/MWh

                  Total                            =     $26.07/MWh

      Assumptions (Phase-2):
      ----------------------

            Unit Energy Cost        $26. 07/MWh             (1Q-93)

      Calculation:
      ------------

            Average cost of all Appalachian coal (F.O.B. Mine)

                  $1.200/Million Btu                        (1Q-93)
                  $1.300/Million Btu                        (1Q-96)

            Remaining Cost Components Index

                  120                                       (1Q-93)
                  140                                       (1Q-96)

            Unit Energy Cost                                (1Q-96)

                  Coal:
                        (12.15) x (1.300/1.200)    =     $13.16/MWh

                  Remaining Components:
                        (13.92) x (140/120)        =     $16.24/MWh

                  Total                            =     $29.40/MWh


                                    Page I4

I.6 In the event of a long term interruption (more than one full quarter) in or permanent cancellation of the delivery of coal to SJRPP, as described in Section I.4 herein, the Parties shall, within one year of such interruption or cancellation, agree upon a comparable replacement index. Until such "replacement index" becomes effective, the Unit Energy Cost will continue to be calculated as described in this Appendix I, but with the following assumptions and adjustments:

      (a) The quantities of coal assumed to be taken from each of the then current long term domestic contract(s) will be the same as they were during the quarter prior to the interruption.

      (b) The F.O.B. coal price will be escalated according to the indices in the SJRPP long term domestic Appalachian coal contracts which had been in effect until the interruption in deliveries.

      (c)   The remaining components will continue to escalate according to
            Section I.3(ii).


                                    Page I5

                                   Example 1
                                   ---------

The following example illustrates how the F.O.B. mine coal price would be adjusted if the total domestic spot purchases for the quarter are less than 20% of the total coal delivered to SJRPP for the same quarter.

1.    Total coal delivered to SJRPP
      (4th quarter 1991)                                    154,021 Tons
                                                            -------

2.    Total domestic Appalachian spot coal
      delivered to SJRPP (4th quarter 1991)                  17,199 Tons
                                                            -------

3.    Spot as a percent of total                              11.17 %
                                                            -------

4.    Effective F.O.B. mine price
      of domestic Appalachian spot coal
      delivered to SJRPP                                    $ 0.898 /million Btu
                                                            -------

5.    Additional domestic Appalachian spot
      purchases necessary to account for 20%
      of coal delivered to SJRPP
      (4th quarter 1991)

                  [(0.20) 154,021-17,199] =                  13,605 Tons
                                                            -------

6.    Next domestic Appalachian spot coal
      bid from "Evaluation Of Spot Coal
      Bids," (4th quarter 1991)                             160,000 Tons (1)
                                                            $ 0.845 /million Btu
                                                            -------

7.    Adjusted Effective F.O.B. mine
      price of domestic Appalachian
      spot coal

        (0.898) 17,199 + (0.845) 13,605
      [--------------------------------] =                  $ 0.875 /million Btu
              (17,199 + 13,605)                             -------


Notes:      (1)   If the quantity of such coal available from the next spot bid, which would have been accepted by FPL if such purchase were actually made and which met the sulfur and Btu criteria set forth herein, is not enough to satisfy the 20% requirement, additional bid(s) for such coal, in the order in which they appear on the "Evaluation Of Spot Coal Bids," would also be factored into the evaluation until the 20% requirement is satisfied.


                                    Page I6

                                   Exhibit A
                                   ---------

(A)   Section 3.5.2 of the Agreement shall read as follows:

            3.5.2 On or before the Commercial Operation Date, ICL fails to execute a long-term fuel contract (or contracts) between ICL and its fuel supplier(s), which (i) has a term of at least fifteen years, (ii) provides for at least 50% of its requirements and (iii) includes market price reopener provisions (however, if the indexing provisions for the F.O.B. mine coal component in Appendix I of this Agreement are incorporated into the fuel contract(s) without modification, this item (iii) will be deemed to be satisfied);

(B) The second sentence of Section 10.1 of the Agreement shall read as follows:

            For the purpose of evaluating or verifying such actual or claimed costs incurred or units expended, FPL and its authorized representatives shall, from the effective date of the Agreement with respect to each Agreement Year, have access to said Records until seven years after the close of such Agreement Year.

(C) A new sentence to be added to Section 21.2 of the Agreement shall read as follows:

            In lieu of cash deposits, ICL may obtain unconditional and irrevocable direct pay letter(s) of credit issued by banks acceptable to FPL, in form and substance acceptable to FPL, in amounts equal to the cash contributions set forth above.

                                 SOURCE OF COAL

                                  EXHIBIT 3.1
                                  -----------


Name: Transcontinental Coal Processing, Inc., a wholly-owned subsidiary of Costain Coal Inc.

Loading Facility:             Ivel, Floyd County, Kentucky (CSXT Mine No. 4091).
                              Property is held by long-term leases which expire
                              December 31, 2010 with four-five year extensions at the option of Seller.

Primary Origin of Coal:       Coal delivered to the Coal Loading Facility shall
                              originate from the dedicated reserves as stated in
                              Exhibit 3.2 or other acquired reserves.

Raw Coal Facility:                  Phase I                 Phase II
                                    -------                 --------

Completion Date                    July 1989          As Required by Seller

Coal Loading Rate -                  1,000                    3,000
  (Tons Per Hour):

Unit Train Track                     7,000                   10, 000
  Capacity (Tons):

Coal Preparation              A Daniels 750-ton-per-hour (raw feed), heavy media
  Plant:                      preparation plant completed in 1981 is on the
                              property. This plant may be used to meet the
                              quality specifications required hereunder.


                     DESCRIPTION OF DEDICATED COAL RESERVES

                                  EXHIBIT 3.2
                                 -------------
                                 See Amend. #1

                                                             Recoverable Coal
    Lease                         Seam                         (1,000) Tons
    -----                         ----                       ----------------
Leslie Cont. Miner            Elkhorn #2                          2,800

Weddington ESI MILLER CK      Elkhorn #2                          6,000

Beury ESI                     Elkhorn #3                         12,000

Elk Horn #831                 Fireclay                            4,500
MILLER CK/LONGFORK

Elk Horn #842 SPURLOCK        Peach Orchard and
                              All Seams Above                     1,000


Elk Horn #54 Wolverine        Peach Orchard and
                              All Seams Above                     5,000 4.7
                                                                 ------

                                          Total                  31,300


                                                                     Exhibit 5.1

                                    Site Plan

                                     COSTAIN

                                   EXHIBIT 6.1

                                            Monthly              Rejection
                                            Weighted             Limit Per
            Characteristic                  Average              Shipment
            --------------                  -------              --------
                                         ("As Received")      ("As Received")
Btus per lb. (minimum)                       12,500               12,000
Moisture (%) (maximum)                       8                    9
Ash (%) (maximum)                            9                    12
SO(2) (lbs. per million Btus) (maximum)      1.6                  2.0
Volatile Matter (%) (minimum)                31                   --
Fixed Carbon (%) (minimum)                   51                   --
Ash Fusion (ID-reducing)
(degrees F) (minimum)                        2,400                --
Grindability (HGI) (minimum)                 40                   --
Fines (minus 1/4 inch) (%) (maximum)         50                   --
Top size (Greater than 2 inches) (%)
  (maximum)                                  10                   --


                                 EXHIBIT 6.5(b)

                      HANDLING AND OPERATING SPECIFICATIONS

                                                         Monthly Range
                                                      --------------------
                                                       Minimum    Maximum
                                                       -------    -------
TRACE ELEMENTS (Coal Basis)
(In Parts Per Million)

      Lead                                               3.00       10.00
      Mercury                                            0.04        0.25
      Arsenic                                            2.00       27.00
      Beryllium                                          0.90        3.50
      Fluoride                                          40.00       87.50


                                                                  Exhibit 7.2(a)

                     Determination of Spot Price F.O.B. Mine

Assumptions

1. Actual total quarterly coal purchases (TQP) for the St. Johns Station are 900,000 tons.

2. Actual spot qualifying coal purchases (AQP) for the last calendar quarter of Phase 1 are 90,000 tons at a cost per million btu, as adjusted for quality, of $0.840.

3. The following are the most recent spot bids for deliveries to the St. Johns Station in the last full calendar quarter of Phase 1 for qualifying coal:

                                    Quantity        *Cost per
                 Supplier           Offered           MMBTU
                 --------           -------           -----
                    'A'               20,000         $0.801

                    'B'               90,000         $0.821

                    'C'               30,000         $0.831
                    ===               ======         ======


                    *   On a fully evaluated basis

Calculation of 20% minimum:

Minimum = TQP x 20%
Minimum = 900,000 x 20%
Minimum = 180,000 tons
AQP is less than minimum so bids must be utilized.

Alternative calculation of Spot F.O.B. mine price:

                                               Cost per
                          Quantity              MMBTU
                          --------              ------
AQP                       90,000                $0.840
Supplier 'A'              20,000                $0.801
Supplier 'B'              70,000                $0.821
                         -------                ------
Total/Average            180,000                $0.828
                         =======                ======


Note: In order to reach 20% minimum none of Supplier 'C's quantity was needed and only a part of Supplier 'B's quantity was used.

Conclusions:

      Since 20% minimum was not met from actual purchases, sufficient bid quantities were averaged with actual purchases to determine the weighted average Spot F.O.B. mine price of $0.828 to be used pursuant to Section 7.4.

All amounts used above are merely for the purpose of Illustration.

                                                                  Exhibit 7.2(b)

                    Example of Base Mine Price Determination

Assumptions:

1. Ashland Contract price is renegotiated and this renegotiated price is reflected in the weighted average F.O.B. mine price paid for qualifying coal purchases for the St. Johns Station effective October 1, 1992, which makes the fourth quarter of 1992 the last quarter of Phase 1.

2. The Spot Prices of Qualifying Coal purchased for the St. Johns Station for the fourth calendar quarter of 1992 (on a weighted average F.O.B. mine basis in cost per million btus) is $0.821.

Formula:

      BMP = [(SP2/SP1) x BP]
      Where:
      BMP = Base Mine Price
      SP2 = Spot Price F.O.B. mine on a weighted average cost per million btu basis for Qualifying Coal purchased for the St.
      Johns Station during the last full calendar quarter of Phase 1. SP1 = $0.833 (as set forth in Section 7.2).
      BP = $26.000 (as set forth in Section 7.2).

Determination of the Base Mine Price Effective October 1, 1992:

      BMP as of 10/1/92 = [(SP2/SP1) x BP]
      BMP as of 10/1/92 = [($0.821/$0.833) x $26.000]
      BMP as of 10/1/92 = [0.986 x $26.000]
      BMP as of 10/1/92 = $25.636

Note: All amounts and time frames listed as assumption are used merely for the purpose of illustration. The actual amounts and time frames may differ significantly.

                                                                     Exhibit 7.4

                        Calculation of Current Mine Price

Assumptions:

1. Because the Base Mine Price must be determined prior to the calculation of the Current Mine Price those assumptions set forth on Exhibit 7.2(b) are also applicable to this example.

2. The Spot Prices and Term Coal Contracts prices of Qualifying Coal purchased for the St. Johns Station for the following calendar quarters (on a weighted average F.O.B. mine basis in cost per million btus) are:

                                                                Amount
                                                                ------
             Fourth Quarter 1992                                $0.895
             First Quarter 1993                                 $0.886
             Second Quarter 1993                                $0.891
             Third Quarter 1993                                 $0.901


Formula:

       CMP = [(CP/BP) x BMP]
       Where:
       CMP =  Current Mine Price
       CP  =  Spot Price and Term Coal Contracts weighted average price
              F.O.B. mine on a cost per million btu basis for Qualifying Coal purchased for the St. Johns Station during the calendar quarter containing the current Quarterly Adjustment Date.

       BP = Spot Price and Term Coal Contracts weighted average price F.O.B. mine on a cost per million btu basis for Qualifying Coal purchased for the St. Johns Station for which the Base Mine Price is effective.

       BMP = Base Mine Price of $25.636 as determined in Exhibit 7.2(b), for example purposes only.

Calculation for the Quarterly Adjustment Date of January 1, 1993:

       CMP as of 1/1/93   = [(CP for 1st quarter 1993/BP far the 4th
                               quarter 1992) x BMP]
       CMP as of 1/1/93   =    [($0.886/$0.895) x $25.636]
       CMP as of 1/1/93   =    [0.990 x $25.636]
       CMP as of 1/1/93   =    $25.380

Calculations for the Quarterly Adjustment Date of April 1, 1993:

       CMP as of 4/1/93   = [(CP for 2nd quarter 1993/BP for the 4th
                               quarter 1992) x BMP]
       CMP as of 4/1/93        [($O.891/$0.895) x $25.636]
       CMP as of 4/1/93   =    [0.996 x $25.636]
       CMP as of 4/1/92   =    $25.533

Calculations for the Quarterly Adjustment Date of July 1, 1993:

       CMP as of 7/1/93   = [(CP for 3rd quarter 1993/BP for the 4th
                               quarter 1992) x BMP]
       CMP as of 7/1/93   =    [($0.901/$0.895) x $25.636]
       CMP as of 7/1/93   =    [1.007 x $25.636]
       CMP as of 7/1/93   =    $25.815

                                                                    Exhibit 10.4

                        ASH RESIDUE CHEMICAL COMPOSITION
                          AND HANDLING CHARACTERISTICS

        CHEMICAL                                     MAXIMUM POUNDS PER HOUR
        CaSO4                                                8028.0
        CaSO3                                               14048.0
        Ca(OH)2                                              9419.0
        (NH4)SO4                                              416.9
        Carbon                                               2303.0
        SiO2                                                21317.0
        A12O3                                               11286.5
        Fe2O3                                                2146.3
        TiO2                                                  619.1
        CaO                                                  1044.0
        MgO                                                   763.9
        NaO2                                                  174.0
        K2O                                                   730.8
        P2O5                                                   87.0
        S                                                      24.3
        SiP2O3                                                201.5
        Mn                                                    201.5
        Lead                                                   49.23
        Mercury                                                 0.11
        Arsenic                                                17.21
        Chronium                                               18.47
        Beryllium                                               1.01
        Fluoride                                               30.90
        Calcium                                                81.125
        Magnesium                                              27.1
        Sodium                                                510.5
        Potassium                                              11.2
        Iron                                                    0.2
        Chloride                                              988.5
        Sulfate                                               191.5
        Nitrate                                                 0.2
        Phosphate                                               0.2
        Silica                                                  4.3
        NH3                                                    10.6
                                          Total             74752.9


                            HANDLING CHARACTERISTICS

      Fly ash will be free flowing from the fly ash silo into PD Cars and from PD Cars at time of unloading and will contain a maximum moisture content of no more than three percent (3%). Bottom ash will be free flowing from the bottom ash storage shed into OTH Cars and from OTH Cars at time of unloading.

                                                                    Exhibit 10.5

                         DESCRIPTION OF DRY ASH RESIDUE

                           DISPOSAL SITES AND SERVICES

Dry Ash Disposal Site:  ________________________________________________________
                        (Name of Mine or Area)

Rail Unloading Point:   Ivel, Floyd County, Kentucky (CSXT Mine No. 4091)

Transportation:         Fly ash will be loaded into P.D. Cars at the Facility.
                        Bottom ash will be loaded into open top hopper cars at the Facility. PD Cars and open top hopper cars containing Ash Residue shall be delivered to the rail unloading point by the same rail carrier which delivers coal to the Facility.

Disposal Procedure:     Ash Residue will be unloaded by Seller at the Rail
                        Unloading Point. The Ash Residue will be disposed of in a residual landfill meeting all the requirements under applicable solid waste disposal laws and regulations.
                        Ground water at the disposal site will be analyzed through a network of monitoring wells positioned within analytical parameters as required by applicable law.

Testing Procedures:     All testing will be in accordance with applicable
                        performance standards pertaining to a residual landfill under 401 KAR 30:030. The site will be inspected to ensure compliance with environmental performance standards in 401 KAR 30:030.

Alternate Disposal      Subject to Section 10.7 hereof, Seller reserves the
  Sites:                right to dispose of Ash Residue at facilities other than
                        the Disposal Site described above.

                                                                    EXHIBIT 11.3

                          SAMPLING & ANALYSIS PROCEDURE

Present plans are to install a three-stage automatic sampling system at Transcontinental. After installation is completed and proper calibrations and adjustments are made, a bias test will be performed on the unit. The system will be checked before and during the loading of all coals using a standard inspection checklist to insure proper operation of the unit. The Costain laboratory will also perform routine monthly inspections. This system crushes the material to eight mesh. Save samples will be transported to Costain's laboratory in the original save containers.

Once the sample reaches the laboratory facility, it will be reduced to a workable size by hand riffling using a Holmes Model 50 XL enclosed splitter box. A 2,000-gram, 8-mesh split will be saved for a 60-day period. A 1,000-gram, 8-mesh split will be used for testing purposes.

Costain's laboratory is capable of performing moisture, ash, Btu, sulphur, and sizing analysis. The air-dried moistures are run in a dispatch oven using 1,000 grams of 8-mesh material. Oven temperature is 85(degrees) for at least an 8-hour period. This coal is then reduced to a 60-mesh sample using a Holmes Model 501 pulverizer. After riffling with a Holmes 15 FXL, approximately 50 to 60 grams of the 60-mesh material will be used for analytical purposes.

A mechanical convection oven is used to determine the residual moistures. Samples are run for one hour at 106(degrees)C.

Lindberg ash furnaces and controllers are used for ash analysis. Testing time is four hours.

Parr 1261 isoperibol calorimeter is used in Btu determination. This is a closed-water system. Benzoic acid tests are performed weekly and monthly for calibration purposes; a known value is also run daily.

Leco SC-132 sulphur analyzer is used for sulphur determinations and is checked daily using NBS standards.

All Costain sampling and laboratory functions are performed under the guidelines of ASTM.

If the Costain laboratory cannot provide analysis on specific elements, or for whatever reason the sampling or analysis functions cannot be performed, Costain has access to several qualified independent laboratories meeting all ASTM industry standards.

                                                                    Exhibit 13.5

                        ASH RESIDUE CHEMICAL COMPOSITION
                          AND HANDLING CHARACTERISTICS

       CHEMICAL                                       MAXIMUM POUNDS PER HOUR
       CaSO4                                                    8028.0
       CaSO3                                                   14048.0
       Ca(OH)2                                                  9419.0
       (NH4)SO4                                                  416.9
       Carbon                                                   2303.0
       SiO2                                                    21317.0
       A12O3                                                   11286.5
       Fe2O3                                                    2146.3
       TiO2                                                      619.1
       CaO                                                      1044.0
       MgO                                                       763.9
       NaO2                                                      174.0
       K2O                                                       730.8
       P2O5                                                       87.0
       S                                                          24.3
       SiP2O3                                                    201.5
       Mn                                                        201.5
       Lead                                                       49.23
       Mercury                                                     0.11
       Arsenic                                                    17.21
       Chronium                                                   18.47
       Beryllium                                                   1.01
       Fluoride                                                   30.90
       Calcium                                                    81.125
       Magnesium                                                  27.1
       Sodium                                                    510.5
       Potassium                                                  11.2
       Iron                                                        0.2
       Chloride                                                  988.5
       Sulfate                                                   191.5
       Nitrate                                                     0.2
       Phosphate                                                   0.2
       Silica                                                      4.3
       NH3                                                        10.6
                                          Total                74752.9

                            HANDLING CHARACTERISTICS

      Fly ash will be free flowing as delivered to the Acceptance Point of the Pelletizing Facility and will contain a maximum moisture content of no more than three percent (3%). Bottom ash will be free flowing as delivered to the Acceptance Point of the Pelletizing Facility.

                                                                    Exhibit 13.6

                      DESCRIPTION OF PELLETIZED ASH RESIDUE
                           DISPOSAL SITES AND SERVICES

Pelletized Ash          ___________________________________________
   Disposal Site:       (Name of Mine or Area)

Rail Unloading          Ivel, Floyd County, Kentucky (CSXT Mine No. 4091)
   Point:

Transportation:         Pelletized Ash Residue will be loaded into open top
                        hopper cars at the Facility, and shall be delivered to the rail unloading point by the same rail carrier which delivers coal to the Facility.

Disposal Procedure:     Pelletized Ash Residue will be unloaded by Seller at the
                        Rail Unloading Point. The Pelletized Ash Residue will be disposed of in a residual landfill meeting all the requirements under applicable solid waste disposal laws and regulations. Ground water at the disposal site will be analyzed through a network of monitoring wells positioned within analytical parameters as required by applicable law.

Testing Procedures:     All testing will be in accordance with applicable
                        performance standards pertaining to a residual landfill under 401 KAR 30:030. The site will be inspected to ensure compliance with environmental performance standards in 401 KAR 30:030.

Alternate Disposal      Subject to Section 13.8 hereof, Seller reserves the
   Sites:               right to dispose of Ash Residue at facilities other than
                        the Disposal Site described above, subject to ICL's consent.

                                                                    Exhibit 19.3

16.0  INSURANCE

      16.1 ICL shall procure or cause to be procured a policy of liability insurance issued by an insurer satisfactory to FPL on a standard "insurance Services Office" commercial general liability form. Said policy shall cover liabilities which might arise under, or in the performance or nonperformance of, this Agreement. An FPL certificate of insurance in accordance with Section 16.4 shall be delivered to FPL at least fifteen calendar days prior to the start of any interconnection work. At a minimum, said policy shall contain (i) an endorsement providing coverage, including, but not limited to, products liability/completed operations coverage for a period of three years, and (ii) a broad form contractual liability endorsement for FPL Entities. Effective at least fifteen calendar days prior to the synchronization of the Facility with FPL's system, the policy shall be amended to include coverage for interruption or curtailment of power supply in accordance with industry standards.

      16.2 The policy in Section 16.1 shall have a minimum limit of Twenty Million Dollars ($20,000,000) per occurrence, and in the annual Facility-specific aggregate combined single limit, for bodily injury (including death) or property damage; provided, however, in the event that such insurance becomes totally unavailable or procurement becomes commercially impracticable, such unavailability shall not constitute an Event of Default under this Agreement, but FPL and ICL shall enter into negotiations to develop substitute protection for FPL Entitles which FPL, in its reasonable judgment, deems adequate. Any premium assessment or deductible shall be for the account of ICL and not FPL Entities.

      16.3 In the event that the policy is on a "claims made" basis, the retroactive date of the policy shall be the effective date of this Agreement or such other date as to protect the interests of FPL Entitles. Furthermore, if the policy is on a "claims made" basis, ICL's duty to provide such coverage shall survive the termination of this Agreement until the expiration of the maximum statutory period of limitations in the State of Florida for actions based on contract or in tort; if coverage is on an "occurrence" basis, such insurance shall be maintained by ICL during the entire period of interconnection and performance by the Parties under this Agreement. The policy shall not be canceled or materially altered without at least thirty calendar days written notice to FPL. Coverage must be reasonably acceptable to FPL.

      16.4 ICL shall provide to FPL evidence of such liability insurance coverage on FPL Form 1364-23, without modification except that ICL may delete the sentence "It is agreed that a copy of these policies will be delivered to Florida Power & Light Company prior to interconnection"; an example of such form is attached hereto as Appendix C, INSURANCE. A copy of the policy(ies) shall be made available for inspection by FPL at ICL's offices upon reasonable request.

      16.5 FPL Entities shall be designated as an Additional Named Insured for all policies, and the policy shall be endorsed to be primary to any insurance which may be maintained by, or on behalf of, FPL Entities.